Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259200

PROSPECTUS

209,223,111 ORDINARY SHARES
9,766,667 GLOBAL BLUE WARRANTS
17,788,512 SERIES A PREFERRED SHARES

This prospectus relates to the issuance by Global Blue Group Holding AG, a public company incorporated under the laws of Switzerland (the “Company”), of: (i) up to 30,735,950 ordinary shares of the Company that may be issued upon exercise of the existing warrants of the Company (the “Global Blue Warrants”) at an exercise price of $11.50 per ordinary share (subject to adjustment); and (ii) up to 17,788,512 ordinary shares of the Company that may be issued upon exercise of the conversion privilege attached to the Series A preferred shares of the Company (the “Series A Preferred Shares”) on a cashless and one-for-one basis. This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus, including their donees, pledgees, transferees or their successors, of: (i) 188,253,828 ordinary shares of the Company (which includes up to 27,555,179 ordinary shares issuable upon the exercise of certain outstanding Global Blue Warrants and the conversion privilege attached to the Series A Preferred Shares); (ii) 9,766,667 Global Blue Warrants; and (iii) 17,788,512 Series A Preferred Shares.

The Company will not receive any proceeds from the sale of the securities by the selling securityholders, except with respect to amounts received by the Company upon exercise of the Global Blue Warrants to the extent such Global Blue Warrants are exercised for cash. However, the Company will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. The selling securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

Our ordinary shares and the Global Blue Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “GB” and “GB.WS,” respectively. The last reported sale price of our ordinary shares and Global Blue Warrants on September 15, 2021 was $6.18 per share and $0.45 per warrant. The Series A Preferred Shares are not listed on any stock exchange.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or prospectus supplements carefully before you make your investment decision. The registration of the securities covered by this prospectus does not mean that either we or the selling securityholders will issue, offer or sell, as applicable, any of the securities. The selling securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell the shares under “Plan of Distribution.”

The Company is an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, is subject to reduced public company reporting requirements.

Investing in the Company’s securities involves risks. See “Risk Factors“ beginning on page 19 of this prospectus and the other information included in and incorporated by reference in this prospectus and the applicable prospectus supplement.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED SEPTEMBER 16, 2021

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS
You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Any amendment or supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such amendment or supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. See “Where You Can Find More Information.”
Neither we nor the selling securityholders have authorized any other person to provide you with different or additional information. Neither we nor the selling securityholders take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find More Information.”
Neither we nor the selling securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.
This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade name or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
Certain amounts that appear in this prospectus may not sum due to rounding.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information filed subsequently with the SEC will automatically update and supersede it. Therefore, before you decide to invest in a particular offering under this shelf registration statement, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference in this prospectus the following information:
•our Annual Report on Form 20-F for the fiscal year ended March 31, 2021 filed with the SEC on June 28, 2021;
•the description of the securities contained in our registration statement on Form 8-A filed on August 27, 2020 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;
•any future filings on Form 20-F made with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, after date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•our current reports on Form 6-K furnished on August 16, 2021, September 3, 2021 and September 16, 2021; and
•any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the accompanying prospectus supplement, if applicable, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, constitute a part of this prospectus.

You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of those documents.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus, at no cost, upon written or oral request made to Global Blue Group Holding AG, Zürichstrasse 38, 8306 Brüttisellen, Switzerland, Tel. +41 22 363 77 40; Attention: Corporate Secretary.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov and at our website at www.globalblue.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following:
•currency exchange rate risk, including commercial risk if certain currency zones become less attractive for inbound international shoppers;
•dependence on international travel;
•dependence on overall level of consumer spending;
•the impact of the COVID-19 pandemic on international travel and similar health-related travel disruptions;
•dependence on the skills, experience and efforts of senior management and key personnel, and negative impact of COVID-19 cost saving measures;
•sensitivity of net working capital to short-term, month-to-month volume growth, and short-term, temporary surge of net working capital;
•decrease in value added tax (“VAT”) rates or changes in VAT or VAT refund policies;
•changes to regulatory environment, licensing requirements and government agreements;
•adaptation and enhancement of our existing technology offerings and continued resilience and uptime of underlying technology platform;
•loss of merchant accounts to our competitors due to the competitive market;
•disintermediation of third-party serviced tax-free shopping (“TFS”) processes;
•price harmonization or convergence between destination markets and home markets;
•taxation in multiple jurisdictions, which is complex and often requires making subjective determinations subject to scrutiny by, and disagreements with, tax regulators;
•adverse competition law rulings;
•integrity, reliability and efficiency of Global Blue’s compliance systems and framework;

•dependence of TFS business on airport concessions and agreements with agents;
•risks associated with operating in emerging markets;
•risks associated with strategic arrangements or investments in joint ventures with third parties;
•failure to identify external business opportunities or realize the expected benefits from our strategic acquisitions;
•loss through physical disaster, data security breach, computer malfunction or sabotage;
•reliance of added-value payment solutions (“AVPS”) business on relationships with acquirers and involvement of card schemes;
•counterparty risk and credit risk;
•losses from fraud, theft and employee error;
•inability to attract, integrate, manage and retain qualified personnel or key employees;
•complex and stringent data protection and privacy laws and regulations;
•anti-money laundering, sanctions and anti-bribery laws and regulation and related compliance costs and third-party risks;
•risks relating to intellectual property;
•litigation or investigations involving us, and resulting material settlements, fines or penalties;
•event of default resulting from failure to comply with covenants or other obligations contained in that certain facilities agreement, dated October 25, 2019 (as amended from time to time, the “Facilities Agreement”) among certain members of Global Blue and, among others, Bank of America Merrill Lynch International Designated Activity Company, Barclays Bank PLC, BNP Paribas (Suisse) S.A., J.P. Morgan Securities PLC, Morgan Stanley Bank International Limited and Royal Bank of Canada, as mandated lead arrangers, and RBC Europe Limited, as agent, and failure to repay or refinance the outstanding debt under the Facilities Agreement when due;
•reliance on our operating subsidiaries to provide funds necessary to meet our financial obligations, and the constraint on our ability to pay dividends;
•restrictions imposed on our business by our indebtedness, and the risk that a significant increase in our indebtedness could result in changes to the terms on which credit is extended to us;
•inability to execute strategic plans due to inability to generate sufficient cash flow;
•interest rate risks;
•currency translation and transaction risk;
•impairment of intangible assets;

•significant drop in market price of our securities due to future sales of our securities, or the perception of future sales;
•increase in the number of securities eligible for future resale in the public market and dilution to our shareholders as a result of the Global Blue Warrants becoming exercisable for and Series A Preferred Shares being convertible into ordinary shares;
•junior ranking of the ordinary shares compared to the Series A Preferred Shares with respect to the payment of dividends and amounts payable in the event of our liquidation;
•volatility in the trading price of our securities;
•reports published by analysts, including projections in those reports that differ from our actual results;
•continued listing of our securities on the New York Stock Exchange (the “NYSE”);
•information permitted to be filed and corporate governance practices permitted to be followed as a result of being a “foreign private issuer” under the rules and regulations of the SEC;
•limited availability of attractive takeover proposals due to provisions in the Company’s articles of association and Swiss law;
•inability to remediate material weaknesses in internal control over financial reporting and failure to maintain an effective system of internal controls, and the inability to accurately or timely report our financial condition or results of operations;
•significant decreases or fluctuations in price of our securities from fluctuations in operating results, quarter-to-quarter earnings and other factors, including incidents involving our customers and negative media coverage;
•lack of development of a market for the Company’s securities;
•issuance by the Company of additional shares or other securities without shareholder approval;
•the control by Silver Lake Management Company III, L.L.C. (or its affiliates) (“Silver Lake”) over us, and potential differences in the interests pursued by Silver Lake from the interests of our other securityholders;
•higher costs as a result of being a public company;
•requirement for prior consent of or post-closing notification to the Bank of Italy, as well as restrictions and other requirements, for acquiring a direct or indirect substantial stake in our share capital, for so long as Global Blue Currency Choice Italia S.r.l. (“GBCCI”) holds a license from the Bank of Italy;
•limited ability of securityholders to bring an action against the Company or against its directors or officers or to enforce a judgment against the Company or them, due to the Company’s incorporation in Switzerland, the Company conducting a majority of its operations outside of the United States and the majority of the Company’s directors and officers residing outside the United States;

•lack of application to the Company of certain protections of Swiss law applicable to Swiss domestic listed companies;
•status as an “emerging growth company,” and reduced disclosure and governance requirements applicable to emerging growth companies;
•applicability of Swiss withholding tax to dividend distributions or share repurchases;
•adverse U.S. federal income tax consequences to a U.S. person from owning at least 10% of the ordinary shares (as such term is defined under “Taxation—Material U.S. Federal Income Tax Considerations to U.S. Holders”); and
•U.S. federal income tax consequences to U.S. Holders (as such term is defined under “Taxation—Material U.S. Federal Income Tax Considerations to U.S. Holders”) of the ordinary shares if the Company is a passive foreign investment company for U.S. federal income tax purposes for any taxable year.
These and other factors are more fully discussed under “Risk Factors” and elsewhere in this prospectus. These risks could cause actual results to differ materially from those implied by forward-looking statements in this prospectus.
You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We do not undertake any obligation to update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in the Company’s securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.
Our Group
Global Blue serves as a strategic technology and payments partner to merchants, empowering them to capture the structural growth of international shoppers, driven by multiple long-term macroeconomic tailwinds. Global Blue established the concept of TFS in Sweden in 1980 and has emerged as both a global leader (based on its share of the TFS segment) and a pioneer in technology for TFS. Global Blue also offers AVPS, including dynamic currency conversion, for which Global Blue is a leading provider. As of March 31, 2021, Global Blue operated across more than 50 countries. For the financial year ended March 31, 2021, Global Blue enabled millions of international shoppers to claim VAT refunds on international shopping or complete international transactions in their home currency. At its core, Global Blue is a technology platform that serves a network of more than 400,000 merchant stores globally through both TFS and AVPS, facilitating millions of transactions and delivering economic benefits to a complex ecosystem of merchants, international shoppers and customs and tax authorities.
The ongoing COVID-19 pandemic is having a significant negative impact on Global Blue’s financial condition, revenues and results of operations. See “Risk Factors.”
Summary Risk Factors
Investing in the Company’s securities entails a high degree of risk. You should carefully consider such risks before deciding to invest in the Company’s securities. These risks include, among others:

•    Global Blue is subject to currency exchange rate risk in the conduct of its business;
•    Global Blue’s business is highly dependent on international travel;
•    Global Blue’s business is dependent on the overall level of consumer spending, which is affected by general economic conditions and spending patterns;
•    The COVID-19 pandemic has resulted in significantly decreased activity in the international travel and extra-regional shopping sectors and, as a result, has had and are expected to continue to have a significant negative impact on Global Blue;
•    Global Blue’s success is dependent on the skills, experience and efforts of its senior management and key personnel, and any COVID-19 cost-saving measures undertaken by Global Blue may negatively impact its business;
•    Global Blue’s net working capital is sensitive to short-term, month-to-month volume growth, and any rapid volume growth associated with the recovery from the COVID-19 pandemic or for any other reason unrelated to the pandemic would lead to a short-term, temporary surge of its net working capital;
•    A decrease in VAT rates or changes in VAT or VAT refund policies in countries in which Global Blue operates could negatively affect Global Blue’s business;

•    Changes in the regulatory environment, licensing requirements and government agreements could adversely affect Global Blue’s business;
•    Global Blue must continually adapt and enhance its existing technology offerings and ensure continued resilience and uptime of its underlying technology platform to remain competitive in its industry;
•    Global Blue operates in a competitive market and Global Blue may lose merchant accounts;
•    Global Blue’s business may be adversely affected by disintermediation of TFS processes;
•    Price harmonization or convergence between destination markets and home markets may adversely affect Global Blue’s business;
•    Global Blue is subject to taxation in multiple jurisdictions, which is complex and often requires making subjective determinations subject to scrutiny by, and disagreements with, tax regulators;
•    Adverse competition law rulings could restrict Global Blue’s ability to expand or to operate its business as it wishes and could expose Global Blue to fines or other penalties;
•    The integrity, reliability and efficiency of Global Blue’s compliance systems and framework may not be guaranteed;
•    Global Blue’s TFS business is dependent on its airport concessions and agreements with agents;
•    Global Blue operates in emerging markets and is exposed to risks associated with operating in such markets;
•    Global Blue may be adversely affected by risks associated with strategic arrangements or investments in joint ventures with third parties;
•    Failure to identify external business opportunities or realize the expected benefits from our strategic acquisitions;
•    Global Blue’s business is subject to loss through physical disaster, data security breach, computer malfunction or sabotage;
•    Global Blue’s AVPS business relies on relationships with acquirers and on the involvement of card schemes;
•    Global Blue is subject to counterparty risk and credit risk;
•    Global Blue is subject to losses from fraud, theft and employee error;
•    Global Blue may not be able to attract, integrate, manage and retain qualified personnel or key employees;
•    Global Blue is subject to complex and stringent data protection and privacy laws and regulations;
•    Global Blue’s business is subject to anti-money laundering, sanctions and anti-bribery regulations and related compliance costs and third-party risks;
•    Global Blue is subject to risks relating to intellectual property;
•    Litigation or investigations involving Global Blue could result in material settlements, fines or penalties;
•    Failure to comply with the covenants or other obligations contained in the Facilities Agreement could result in an event of default;
•    Global Blue relies on its operating subsidiaries to provide it with funds necessary to meet Global Blue’s financial obligations and Global Blue’s ability to pay dividends may be constrained;
•    Global Blue’s indebtedness imposes restrictions on Global Blue’s business;
•    Global Blue’s inability to generate sufficient cash flow could affect its ability to execute its strategic plans;
•    Global Blue is exposed to interest rate, currency translation and transaction risks;
•    Global Blue’s consolidated financial statements include significant intangible assets which could be impaired;
•    As a “foreign private issuer” under the rules and regulations of the SEC, the Company is permitted to, and may, file less or different information with the SEC than a company incorporated in the United States;
•    Global Blue has identified material weaknesses in its internal control over financial reporting;
•    Silver Lake is able to exert control over Global Blue;
•    Global Blue is incurring higher costs as a result of being a public company;

•    For so long as GBCCI holds a license from the Bank of Italy, acquiring a direct or indirect substantial stake in Global Blue’s share capital may require the prior consent of, or post-closing notification to, the Bank of Italy and may be subjected to restrictions and other requirements;
•    Securityholders have limited ability to bring an action against the Company or against its directors and officers, or to enforce a judgment against the Company or them;
•    Global Blue is an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our ordinary shares may be less attractive to investors;
•    The Company may not be able to make dividend distributions or repurchase shares without subjecting shareholders to Swiss withholding tax.

Corporate Information
The Company is a stock corporation (Aktiengesellschaft) incorporated under Swiss law with operations primarily in Switzerland and was incorporated in December 2019 solely for the purpose of effectuating the business combination (the “Business Combination”) between Far Point Acquisition Corporation (“FPAC”) and Global Blue Group Holding AG (“Global Blue”), which was consummated on August 28, 2020.
The Company’s registered office and the mailing address of its principal executive office is Zürichstrasse 38, 8306 Brüttisellen, Switzerland and its telephone number is +41 22 363 77 40. The Company’s principal website address is www.globalblue.com. We do not incorporate the information contained on, or accessible through, the Company’s websites into this prospectus, and you should not consider it a part of this prospectus. The Company’s agent for service of process in the United States is Cogency Global Inc., located at 10 E 40th Street, New York, NY 10016.

SUMMARY TERMS OF THE OFFERING
The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of the Company’s ordinary shares, the Global Blue Warrants and the Series A Preferred Shares.

Ordinary shares being offered by us	48,524,462 ordinary shares of the Company, consisting of (i) 30,735,950 ordinary shares issuable upon the exercise of all outstanding Global Blue Warrants and (ii) 17,788,512 ordinary shares issuable upon the exercise of the Series A Preferred Shares

Ordinary shares being registered for resale by the selling securityholders named in this prospectus	188,253,828 ordinary shares of the Company, which includes up to 27,555,179 ordinary shares issuable upon the exercise of certain outstanding Global Blue Warrants and the conversion privilege attached to the Series A Preferred Shares

Warrants being registered for resale by the selling securityholders named in this prospectus	9,766,667 Global Blue Warrants

Convertible securities being registered for resale by the selling securityholders named in this prospectus	17,788,512 Series A Preferred Shares

Ordinary shares outstanding and on a fully diluted basis assuming the exercise of all outstanding Global Blue Warrants and conversion of all outstanding Series A Preferred Shares	241,988,901, including 7,000,000 ordinary shares and 5,929,477 Series A Preferred Shares held in treasury (as of August 24, 2021)

Dividend policy
Other than as disclosed elsewhere in this prospectus, we currently expect to retain all future earnings for use in the operation and expansion of our business and do not plan to pay any dividends on our ordinary shares in the near future. The declaration and payment of any dividends in the future will be determined by the Board of Directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, applicable law and contractual restrictions. See “Dividend Policy.”

Use of proceeds	The selling securityholders will receive all of the proceeds from the sale of any ordinary shares, Global Blue Warrants or Series A Preferred Shares sold by them pursuant to this prospectus. The Company will not receive any proceeds from these sales.

However, we will receive up to an aggregate of $112,316,670 from the exercise of Global Blue Warrants that are being offered for sale in this prospectus, assuming the exercise in full of all such Global Blue Warrants for cash at an exercise price of $11.50 per ordinary share. We will not receive any proceeds from any conversion of the Series A Preferred Shares into ordinary shares. See “Use of Proceeds.”

Market for our securities	Our ordinary shares and the Global Blue Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “GB” and “GB.WS,” respectively. The Series A Preferred Shares are not listed on any stock exchange.

Risk factors	Investing in our securities involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the Company.

RISK FACTORS
An investment in the Company’s securities carries a significant degree of risk. Before you decide to purchase the Company’s securities, you should carefully consider all risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 20-F or any updates in our current reports on Form 6-K, which may be amended, supplemented or superseded from time to time by the other reports we file with the SEC in the future or by information in the applicable prospectus supplement. See “Incorporation of Certain Documents by Reference”. The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties of which we are not presently aware or that we currently deem immaterial could also affect our business operations and financial condition. If any of these risks actually occur, our business, financial condition, results of operations or prospects could be materially affected. As a result, the trading price of the Company’s securities could decline and you could lose part or all of your investment.

USE OF PROCEEDS
We will receive up to an aggregate of $112,316,670 from the exercise of the Global Blue Warrants being offered for sale in this prospectus at an exercise price of $11.50 per ordinary share, assuming the exercise in full of all such Global Blue Warrants for cash. There can be no assurance that the holders of the Global Blue Warrants will elect to exercise any or all of the Global Blue Warrants. To the extent that the Global Blue Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Global Blue Warrants will decrease. We intend to use the net proceeds from the exercise of such Global Blue Warrants for general corporate purposes, which may include acquisitions or other strategic investments or repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the Global Blue Warrants.
We will not receive any proceeds from any conversion of the Series A Preferred Shares into ordinary shares.
The selling security-holders will receive all of the net proceeds from the sale of any ordinary shares, Global Blue Warrants or Series A Preferred Shares offered by them under this prospectus. The selling security-holders will pay any underwriting discounts and commissions and expenses incurred by the selling security-holders for brokerage, accounting, tax, legal services or any other expenses incurred by the security-holders in disposing of their ordinary shares, Global Blue Warrants or Series A Preferred Shares. The Company will bear all other costs, fees and expenses incurred in effecting the registration of the ordinary shares, Global Blue Warrants or Series A Preferred Shares covered by this prospectus.

DIVIDEND POLICY
The payment of any cash dividends will be dependent upon the revenue, earnings and financial condition of Global Blue from time to time. The payment of any dividends will be within the discretion of the Board of Directors. Other than as disclosed elsewhere in this prospectus, we currently expect to retain all future earnings for use in the operation and expansion of our business and do not plan to pay any dividends on our ordinary shares in the near future. The declaration and payment of any dividends in the future will be determined by the Board of Directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, applicable law and contractual restrictions.

DESCRIPTION OF SECURITIES
Share Capital
As of August 24, 2021, there were 187,534,962 ordinary shares outstanding, including 7,000,000 ordinary shares held in treasury, and 23,717,989 Series A Preferred Shares issued, including 5,929,477 Series A Preferred Shares held in treasury. There were also 30,735,950 Global Blue Warrants outstanding, each exercisable at $11.50 / €9.78 per share.
Capital Structure of Global Blue
Issued Share Capital
The share capital of the Company is CHF 2,112,529.51 and is divided into 187,534,962 registered ordinary shares, including 7,000,000 registered ordinary shares held in treasury, with a nominal value of CHF 0.01 each and 23,717,989 registered Series A Preferred Shares, including 5,929,477 Series A Preferred Shares held in treasury, with a nominal value of CHF 0.01 each. The share capital is fully paid up.
Increase of share capital
Under Swiss law, the Company may increase its share capital and issue new shares through an ordinary capital increase, an authorized capital increase or a conditional capital increase. In each case, the issue price for each share may not be less than the nominal value of the newly issued share. An ordinary capital increase is approved at a general meeting of shareholders. The required vote is generally the approval of simple majority of the votes cast at the general meeting of shareholders. At least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required for capital increases against the Company’s equity, against contributions in kind, or for the purposes of acquiring assets or the granting of special benefits, or for capital increases where the preemptive/subscription rights of shareholders are limited or excluded. The amount by which the capital can be increased in an ordinary capital increase is unlimited, provided that sufficient contributions are made to cover the capital increase. An ordinary capital increase that has been approved by the shareholders must be executed within three months of shareholder approval. In an ordinary capital increase, holders of ordinary shares as well as Series A Preferred Shares have preemptive rights to obtain newly issued shares in an amount proportional to the nominal value of the shares they already hold, unless such rights are excluded in accordance with Swiss law. For further details on these circumstances, see “—Preemptive Rights and Advance Subscription Rights.”
The shareholders can further authorize the Board of Directors by way of an amendment of the Articles of Association to increase the share capital in an amount not to exceed 50% of the share capital registered in the commercial register for a period of two years without further shareholder approval. To create authorized capital, a resolution of the general meeting of shareholders passed by a supermajority of at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required. Additional information regarding authorized share capital increases is set forth below under “—Authorized Share Capital.”
Under Swiss law, conditional share capital is used to issue new shares in the context of employee benefit and incentive plans, debt instruments with conversion rights or warrants granted to shareholders. To create conditional capital, a resolution of the general meeting of shareholders passed by a supermajority of at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required. The requirements for a conditional capital increase are set forth below under “—Conditional Share Capital.”

Authorized Share Capital
The Articles of Association authorize the Board of Directors to increase the share capital of the Company and issue new ordinary shares, without further shareholder approval, at any time until August 27, 2022 in an amount not exceeding CHF 752,898.34 through the issuance of up to 75,289,834 fully paid-in ordinary shares. After August 27, 2022, the authorized share capital will be available to the Board of Directors for the issuance of additional shares only if the shareholders re-approve the authorization. Such authorization is limited to two years in each case under Swiss law as currently in force.
The Board of Directors will determine the time of issuance, the issue price, the manner in which the new shares will be paid for, the date from which the new shares carry the right to dividends and, subject to the provisions of the Articles of Association, the expiry or allocation of preemptive rights not exercised. The Board of Directors may allow preemptive rights that are not exercised to expire, or it may sell such rights or shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.
In an authorized capital increase, holders of ordinary shares as well as Series A Preferred Shares would have preemptive rights to obtain newly issued shares in an amount proportional to the nominal value of the shares they already hold. However, the Board of Directors may exclude or restrict these preemptive rights in certain circumstances as set forth in the Articles of Association. For further details on these circumstances, see “—Preemptive Rights and Advance Subscription Rights.”
Conditional Share Capital
The Articles of Association authorize the increase of the share capital of the Company:
•    by issuing up to 19,000,000 ordinary shares, upon the exercise of options or in connection with other rights regarding shares (including restricted stock units or performance stock units) granted to officers and employees or directors at all levels of the group as resolved by the Board of Directors (“Conditional Capital for Employee or Director Participation”);
•    by issuing up to 19,000,000 ordinary shares by means of the exercise of conversion rights or options in relation with convertible debt instruments, bonds, loans and similar forms of financing of the Company or of a subsidiary company (“Conditional Capital for Convertible Debt”); or
•    by issuing up to 19,000,000 ordinary shares in connection with the exercise of shareholder warrants that have been issued in connection with the listing of the Company to former holders of the Private Placement Warrants of FPAC (“Conditional Capital for Existing Shareholder Warrants,” and, collectively with Conditional Capital for Employee or Director Participation and Conditional Capital for Convertible Debt, “Conditional Capital”).
Unless determined otherwise, Swiss law grants shareholders advance subscription rights to acquire the instruments that are issued in connection with Conditional Capital in an amount proportional to the nominal value of the shares they hold. However, the advance subscription rights and preemptive rights of shareholders are excluded with respect to Conditional Capital for Employee or Director Participation or Conditional Capital for Existing Shareholder Warrants. In relation to Conditional Capital for Convertible Debt, the Board of Directors is authorized to exclude or restrict the advance subscription rights of shareholders in certain circumstances. See “—Preemptive Rights and Advance Subscription Rights.”
The terms of the instruments relating to Conditional Capital are determined as follows:
•    In connection with Conditional Capital for Employee or Director Participation, the Board of Directors determines the conditions for the allocation and exercise of the options and other rights regarding shares from article 4a of the Articles of Association concerning “Conditional Capital—Employee or Director Participation;” the shares may be issued at a price below the market price.
•    In connection with Conditional Capital for Existing Shareholder Warrants, our ordinary shares may be issued at a price equal to or below the current market price; the Board of Directors will specify the specific conditions of issue including the issue price of the shares in the terms of the shareholder warrants.

•    In connection with Conditional Capital for Convertible Debt, the Board of Directors determines the conditions for the granting of the options and conversion right.
Series A Preferred Shares
The Series A Preferred Shares have the same dividend (including liquidation dividends), voting and other rights as our ordinary shares. In addition, the Series A Preferred Shares will enjoy preferred dividends (“Preference Dividend”) as follows:
•    for dividends resolved for the financial year ending March 31, 2026, and thereafter, an amount equal to 8% per annum (“Percentage”) of $10.00 will be paid ($0.80 per share) under the prerequisite that the general meeting of shareholders resolves a corresponding dividend and that the relevant provisions of the Federal Act on the Amendment of the Swiss Civil Code (Part Five: The Code of Obligations) of March 30, 1911 (as amended from time to time, the “Swiss Code”), as well as the other legal requirements applicable to the Company are complied with (no preference dividends will be paid for the financial years ending on or before March 31, 2025);
•    the Percentage will increase in each financial year after the financial year ending March 31, 2026, by an additional percentage point (equal to $0.10 per share) per year; and
•    the general meeting of shareholders may resolve in any given year not to distribute dividends, or to distribute dividends in an amount not covering the full amount of the Preference Dividend; in such cases the respective remaining amount of the Preference Dividend of such year is forfeited at the end of such year, will not be carried forward to the following year(s) and does not increase the basis of the subsequently applicable Percentage.
The regular dividend on our ordinary shares and Series A Preferred Shares may be resolved once the general meeting of shareholders has approved the payment of the Preference Dividend for the respective year in full.
In connection with a liquidation, each Series A Preferred Share confers the right to receive, after all debts have been satisfied, a priority claim of the liquidation proceeds in an amount equal to $10.00. After the distribution of the liquidation proceeds to the Series A Preferred Shares have been paid, the remainder will be distributed on our ordinary shares.
To the extent permitted by applicable law, the Company is authorized to acquire all or any portion of the Series A Preferred Shares in exchange for cash and/or ordinary shares (either treasury shares or shares issued out of authorized share capital) pursuant to the Conversion Agreement.
According to the Articles of Association, the transfer of Series A Preferred Shares, be it for ownership or other purposes, is subject to approval by the Board of Directors. The Board of Directors may only refuse such approval, and is obliged to refuse such approval, if the acquirer of the Series A Preferred Shares does not accede to the Conversion Agreement.

The issuance of any preferred shares as well as the modification and cancellation, respectively, of article 3b of the Articles of Association concerning “Convertible Series A Preferred Shares” requires the approval of a special meeting of the Series A Preferred Shares, with a majority of the voting rights present at the meeting in person or by proxy (the “Preferred Special Meeting”). In addition, approval at the Preferred Special Meeting is required for (a) the approval of a merger which would result in a holder of a Series A Preferred Share receiving less than $10.00 per Series A Preferred Share, or (b) in case of resolutions by a general meeting of the shareholders being held in the context of a public tender offer for all or part of our ordinary shares, to the extent that a holder of a Series A Preferred Share would receive less than $10.00 per Series A Preferred Share. However, no Preferred Special Meeting will be required for the cancellation of Series A Preferred Shares which are held in treasury by the Company or its subsidiaries.

The Series A Preferred Shares confer the same preemptive rights and advance subscription rights for newly issued shares as our ordinary shares. The exclusion of preemptive or advance subscription rights for ordinary shares does not require approval by the Preferred Special Meeting.
Other Classes or Series of Shares
Without prior approval of the shareholders, the Board of Directors may not create shares with increased voting powers (i.e., super voting shares) or another form of preferred shares (Vorzugsaktien). To create super-voting shares or another form of preferred shares (Vorzugsaktien), a resolution of the general meeting of shareholders passed by a qualified majority of at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required. In addition, if another form of preferred shares (Vorzugsaktien) conferring preferential rights over the existing Series A Preferred Shares shall be issued, the consent of both the Preferred Special Meeting and a special meeting of the other form of preferred share is required.
The Company has not issued any non-voting stock to date (Partizipationsscheine, Genussscheine).
Treasury Shares
Treasury shares held by the Company or any of its subsidiaries may be resold or issued to third parties, such as under an equity-based incentive plan of Global Blue. These treasury shares will not have any voting or other rights while held by the Company or any of its subsidiaries.
Preemptive Rights and Advance Subscription Rights
Under the Swiss Code, if new shares are being issued, the existing shareholders have preemptive rights in relation to such shares or rights in proportion to the respective nominal values of their holdings. In the context of an ordinary capital increase approved by a general meeting of shareholders, the shareholders may, by a qualified majority of at least two-thirds of the represented share votes and a majority of the represented nominal value of the shares represented, resolve to exclude or restrict the preemptive rights for valid reasons (such as a merger, an acquisition or any of the reasons authorizing the board of directors to exclude or restrict the preemptive rights of shareholders in the context of an authorized capital increase as described below).
If a general meeting of shareholders approves the creation of authorized or conditional share capital, it can also delegate the decision whether to exclude or restrict the preemptive rights and advance subscription rights for valid reasons to the board of directors. The Articles of Association provide for this delegation with respect to the Company’s authorized share capital and conditional share capital with respect to convertible debt in the circumstances described below under “—Authorized Share Capital” and “—Conditional Share Capital.”

Authorized Share Capital
Under the Articles of Association, the Board of Directors is authorized to exclude or restrict the preemptive rights of the existing shareholders (and to allocate them to third parties):
•    in connection with strategic partnering and co-operation transactions;
•    in connection with mergers, acquisitions of companies (including takeover), enterprises or parts of enterprises, participations or intellectual property rights or other types of strategic investments as well as financing or refinancing of such transactions;
•    for the participation of directors, officers and employees at all levels of the Company and its group companies;
•    for the purpose of expanding the shareholder base in connection with the listing of shares on (additional) foreign stock exchanges;

•    for the exchange and buy-back, respectively, of Series A Preferred Shares in exchange for ordinary shares issued from authorized share capital according to article 3b section 4 of the Articles of Association;
•    in connection with the exercise of warrants that have been issued to former holders of warrants of FPAC, in connection with the listing of the Company and the creation of corresponding treasury shares;
•    in connection with the listing of our ordinary shares, including in connection with exchanges of loan notes or equity instruments issued by the Company’s subsidiary Global Blue Holding Limited to members of management for ordinary shares; or
•    in connection with the issuance of ordinary shares to Globetrotter and other former shareholders of Global Blue in accordance with the price adjustment provisions pursuant to the Merger Agreement.
Conditional Share Capital
In connection with Conditional Capital for Convertible Debt, the Board of Directors is authorized to exclude or restrict shareholders’ advance subscription rights, if the convertible debt instruments, bonds, loans and similar forms of financing are used (1) if an issue by firm underwriting by a consortium with subsequent offering to the public without advance subscription rights seems to be the most appropriate form of issue at the time, particularly in terms of the conditions for issue, or (2) in connection with the financing or refinancing of the acquisition (including takeover) of companies, enterprises, parts of enterprises, participations or joint ventures or other investments.
To the extent shareholders’ advance subscription rights are excluded, (i) the exercise period for convertible debt conversion and option rights granted may not exceed 15 years and seven years, respectively, and (ii) the terms of the relevant convertible debt instruments, bonds, loans and similar forms of financing, including conversion and option terms, should be set taking into consideration the market conditions at the time of their issue.
In connection with Conditional Capital for Employee or Director Participation or Conditional Capital for Existing Shareholder Warrants, shareholders have no advance subscription rights and preemptive rights. See “—Capital Structure of Global Blue—Conditional Share Capital.”
Dividends
Dividends may be paid only if there are sufficient profits as shown in the balance sheet or distributable reserves to allow the distribution of a dividend, both based on the audited and approved statutory financial statements. In case of holding companies, the general legal reserves (allgemeine gesetzliche Reserven), which include share premiums, are generally considered as distributable to the extent they exceed 20% of the share capital. The payment of interim dividends out of profits of the current business year which are not yet shown in an audited and approved balance sheet is not permitted. The Company is required to retain at least 5% of the annual net profits as general legal reserves for so long as these reserves amount to less than 20% of the paid-up nominal share capital (article 671 of the Swiss Code). Swiss law requires that the declaration of a dividend be approved at a general meeting of shareholders. In addition, the Company’s auditors must confirm that the dividend proposal put forth to the general meeting of shareholders by the Board of Directors conforms to the relevant statutory requirements and those of the Articles of Association (article 728a of the Swiss Code).
Dividends are usually due and payable promptly after the shareholders’ resolution relating to the allocation of profits has been passed at a shareholders’ meeting, unless the general meeting of the shareholders resolves otherwise. Under Swiss law and the Articles of Association of the Company, the statute of limitations with respect to dividend payments is five years. Lapsed dividends will accrue to the Company.

Under Swiss law as it is currently in force, distributable profits and reserves have to be accounted in Swiss franc.
In addition, Swiss law allows the reduction of share capital, which may, amongst others, involve a repayment of nominal values or share repurchases. Such reduction is subject to several conditions, which include, amongst others, that the shareholders resolve on such reduction, that the auditor of the company certifies the company’s debts being covered, and that creditors are granted a time period of two months to demand that their claims be satisfied or secured.
Repurchases of Shares
The Swiss Code limits a company’s ability to hold or repurchase its own shares. The Company and its subsidiaries may only repurchase shares if and to the extent that sufficient freely distributable equity (excluding nominal share capital legal reserves, reserves for the Company’s own shares and special reserves) is available, as described above under “Description of Securities—Dividends.” The aggregate nominal value of all ordinary shares acquired by the Company and its subsidiaries may generally not exceed 10% of the aggregate share capital at any time. Certain exceptions apply, such as in the context of a cancellation of shares through capital reduction approved by shareholders.
Repurchased shares held by the Company or its subsidiaries do not carry any rights to vote at a general meeting of shareholders but are entitled to the economic benefits generally associated with the shares. For more information about Swiss withholding tax and share repurchases, see “Taxation—Switzerland Taxation.”
Form and Transfer of Shares
According to the Articles of Association, the Company may issue ordinary shares in the form of individual certificates, global certificates and/or uncertificated securities and convert one form into another form of ordinary shares at any time and without the approval of the shareholders. A shareholder may not demand a conversion of the form of our ordinary shares or the printing and delivery of share certificates. With the consent of the shareholder, the Company may cancel issued certificates that are returned to it without replacement.
The Company may create intermediated securities for our ordinary shares. The transfer of intermediated securities and furnishing of collateral in intermediated securities must conform with the regulations of the Swiss Federal Act on Intermediated Securities of October 3, 2008, as amended from time to time. The Company may withdraw ordinary shares issued as intermediary-held securities from the respective custody system.

Uncertified securities (Wertrechte) may only be transferred by way of written assignment; provided, that they are not registered as book-entry securities. In order to be valid, the assignment must be reported to the Company.
All the foregoing paragraphs of this section “Form and Transfer of Shares” apply mutatis mutandis to Series A Preferred Shares.
The Articles of Association do not include any transfer restrictions with respect to ordinary shares.
According to the Articles of Association, the transfer of Series A Preferred Shares, be it for ownership or other purposes, is subject to the approval by the Board of Directors. The Board of Directors may only refuse such approval, and is obliged to refuse such approval, if the acquirer of the Series A Preferred Shares does not accede to the Conversion Agreement.
Where the consent required for transfer of shares is not given, the ownership of the shares and all attendant rights remain with the transferor. However, in the case of acquisition of shares by inheritance, division of estate, matrimonial property law or compulsory execution, ownership and the attendant pecuniary rights pass to the acquirer of the shares immediately, whereas the attendant participation rights pass only when the Company has given its consent. Where the Company fails to refuse the request for consent within three months of receipt or refuses it without just cause, consent is deemed to have been given.
Share Register
Swiss law and the Articles of Association require the Company to keep a share register in which the first and last names of individuals (or the company name for legal entities), domicile (or legal domicile for legal entities) and address of the owners and usufructuaries of ordinary shares and Series A Preferred Shares are recorded. Any person registered in the share register of the Company changing its address must inform the Company accordingly. The main function of the share register is to record shareholders entitled to vote and participate in general meetings of shareholders, or to assert or exercise other rights related to voting rights.
In order to register ordinary shares or Series A Preferred Shares in the Company’s share register, a purchaser must file a share registration form with the Company’s share register, which is expected to be kept by the transfer agent and registrar. Failing such registration, the purchaser may not vote at or participate in general meetings of shareholders.
The Company’s share register will initially be kept by Continental Stock Transfer & Trust Company, which will act as transfer agent and registrar. The share register reflects only record owners of ordinary shares and Series A Preferred Shares who own such shares directly (as opposed to beneficially owned shares held in “street name”). Swiss law does not recognize fractional share interests.
Comparison of Corporate Governance and Shareholder Rights
Global Blue is a Swiss company. Swiss law and the Articles of Association govern the rights of its shareholders. Swiss law differs in some material respects from laws generally applicable to United States corporations and their stockholders. Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of a Delaware corporation and Global Blue according to applicable law and/or its organizational documents, as applicable. You also should review the form Articles of Association, as well as the Delaware corporate law and the corporate laws of Switzerland, to understand how these laws apply Global Blue.

Provision	A Delaware Corporation	Global Blue (A Swiss Company)
Applicable corporate law legislation	General Corporation Law of the State of Delaware	Articles 620-763 of the Swiss Code of Obligations, as amended from time to time; the Swiss Ordinance against Excessive Remuneration in Listed Companies dated November 20, 2014, as amended from time to time; the Swiss Merger Act, as amended from time to time.
Special Vote Required for Combinations with Interested Stockholders/Shareholders	A corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder except if (1) the board had approved the business combination prior to consummation of the transaction (2) the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition, or (3) the business combination is approved by the board, and by a two-third majority vote of the other stockholders in a meeting (i.e., not by written consent).
Generally, no special shareholder vote is required for a business combination with a shareholder only because such shareholder became an interested stockholder.
In the context of a capital increase, however, supermajority vote and disclosure requirements may apply if at that time the company intends to acquire assets from a shareholder or related persons.

Appraisal Rights	A stockholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the stockholder may receive cash in the amount of the fair value of the shares held by that stockholder (as determined by a court) in lieu of the consideration the stockholder would otherwise receive in the transaction. Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	If a squeeze-out merger under the Swiss Merger Act occurs, a minority shareholder subject to the squeeze-out merger could seek to claim, within two months of the publication of the squeeze-out merger, that the consideration offered is “inadequate” and petition a Swiss competent court to determine what “adequate” consideration is.

Mergers and Asset Sales; Amendments to Governing Documents	Stockholder approval of mergers, sales of substantially all of the assets and amendments of constitutional documents require a majority of outstanding shares unless the certificate of incorporation requires a higher percentage; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.	Shareholder approval of mergers, sales of all or substantially all of the assets of Global Blue and the amendment of specific sections listed or referenced in article 15 of the Articles of Association require a majority of at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares; other shareholder approvals require a majority of the votes cast, to the extent that neither the law nor the Articles of Association provide otherwise. Furthermore, under the Swiss Merger Act, an affirmative vote of at least 90% of the outstanding shares is required (i) to approve a squeeze-out merger, in which minority shareholders of the company being acquired are compensated in a form other than through shares of the acquiring company (e.g., through cash or securities of a parent company of the acquiring company or of another company), or (ii) to approve an asymmetrical demerger.
Quorum	Quorum is set in the constitutional documents, but cannot be less than one-third of outstanding shares.	Swiss law and the Articles of Association do not provide for a quorum requirement.
Stockholder/Shareholder Consent to Action Without Meeting	Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders (except stockholder approval of a transaction with an interested stockholder, which may be given only by vote at a meeting of the stockholders) may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholder.	Under Swiss law, shareholders may not act by written consent.

Inspection of Books and Records; Information Requests	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.
Any shareholder may inspect the company’s books and records if the general meeting of shareholders or the board of directors has granted authorization.
At shareholder meetings, any shareholder is entitled to information from the board of directors on the affairs of the company and from the external auditors on the methods and results of their audit, to the extent this is required for the exercise of shareholder rights and subject to Global Blue’s business secrets or other interests warranting protection.

Stockholder/Shareholder Lawsuits for violation of directors’ duties	A stockholder may bring a derivative suit for alleged violation of directors’ duties, subject to procedural requirements.
A shareholder may bring a lawsuit for alleged violation of directors’ duties, either for damage caused to the shareholder itself or for damage caused to the company, subject to procedural requirements.
Shareholders bringing lawsuit before Swiss courts may be obliged to advance, and finally bear, court costs and compensation for the defense.
They will generally bear the burden of proof, with no pre-trial discovery or similar procedures being available. If shareholders sue for damage caused to the company, any recovered damages will be paid to the company and not to the shareholder.

Election and Removal of Directors; Vacancies
Under Delaware corporate law, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or by-laws. Directors chosen to fill vacancies generally hold office until the next election of directors. If, however, a corporation’s directors are divided into classes, a director chosen to fill a vacancy holds office until the next election of the class for which such director was chosen.
Except in the case of a corporation with a classified board (unless the certificate of incorporation provides otherwise) or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.
The board may increase the size of the board and fill any vacancies.

The board shall consist of a minimum of three members and maximum of nine members. The term of the members of the board as well of the chairman/chairwoman shall correspond to the legally permitted maximum term of one year and shall end at the end of the next ordinary general meeting of shareholders.
Re-election is permitted.
Any director or the entire board of directors may be removed with immediate effect, with or without cause, with a majority of the votes cast.
The board of directors may not increase the size of the board of directors or fill any vacancies.

Classified or Staggered Boards	Classified boards are permitted and do prevent the removal of directors with immediate effect.	Classified boards are not available, as the term of office of directors may not exceed one year and any classification would not limit the ability of shareholders to remove directors.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	Directors must exercise a duty of care and duty of loyalty to the company and adhere to the obligation to treat shareholders equally.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith.	Under Swiss law, a company may indemnify a director or officer of the company against losses and expenses, including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving for the company. Certain limits exist, e.g., if such losses and expenses result from a grossly negligent breach of such director’s or officer’s fiduciary or other duties under Swiss law. A Swiss company may also purchase customary directors and officers liability insurance protection, with a view to protect its directors and officers in cases where it cannot or does not indemnify them.
Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends or improper personal benefit.
Directors are personally liable to the company, its shareholders and creditors for damages resulting from an intentional or negligent breach of their duties as directors of the company. If the board has delegated the management of the company to a separate committee, the board’s duties are limited to whether it carefully selected, instructed and supervised the management.
However, no limitation or elimination of the monetary liability of a director is possible.

General Meetings of Shareholders
Under Swiss law, an annual ordinary general meeting of shareholders must be held within six months after the end of the Company’s financial year, which is March 31. An extraordinary general meeting of shareholders may be called as often as necessary. The Board of Directors determines the time and location of the general meeting of shareholders.
General meetings of shareholders may be convened by the Board of Directors and, if needed, by the auditors, by publishing a notice in the Swiss Official Commercial Gazette (Schweizerisches Handelsamtsblatt) at least 20 days prior to such meeting. The notice must state the day, time and place of the meeting, the agenda, the proposals of the Board of Directors and the proposals of the shareholders who have requested the general meeting of shareholders or that an item be included on the agenda. The Board of Directors is further required to convene an extraordinary general meeting of shareholders if so resolved by a general meeting of shareholders or if so requested by shareholders holding in aggregate at least 10% of the Company’s nominal share capital. Such request must be communicated to the Board of Directors in writing and specify the items to be discussed and the proposals to be decided upon.
Shareholders with voting rights individually or jointly representing at least 10% of the share capital of the Company may demand that items be put on the agenda. Such demands have to be submitted to the Chairperson at least 45 calendar days before the date of the general meeting of shareholders and must be in writing, specifying the item and the proposals.
In a general meeting of shareholders, each ordinary share and each Series A Preferred Share will entitle its registered holder or usufructuary to one vote.
At a general meeting of shareholders, each shareholder may be represented by the independent proxy, or by any other person (who need not be a shareholder). The Board of Directors issues regulations on the procedures of participation and representation at the general meeting of shareholders. The person chairing the general meeting of shareholders decides whether a proxy is acceptable or not.
The chairperson determines the voting procedure. The voting and elections are conducted with electronic voting devices, to the extent that this is possible at the meeting. If not, resolutions or elections will be taken on a show of hands, unless a written ballot is held upon resolution of the general meeting of shareholders or if the person chairing the general meeting of shareholders so directs. If the person chairing the general meeting of shareholders doubts the results of the vote, he/she may change the way of voting. In this case, the preceding resolution or election is deemed not to have occurred.
The Articles of Association do not require a minimum number of shareholders to be present in order to hold a general meeting of shareholders. A general meeting of shareholders passes its resolutions and carries out its elections with the simple majority of the votes cast, to the extent that neither the law nor the Articles of Association provide otherwise. Abstentions, empty votes and invalid votes will not be taken into account for the calculation of the required majority.
The general meeting of shareholders is the supreme corporate body of the Company. It has the following non-transferable powers:
•    to adopt and amend the Articles of Association;

•    to elect and recall the members of the Board of Directors, the Chairperson, the members of the Nomination and Compensation Committee, the auditors and the independent proxy;
•    to approve the management report and the consolidated accounts;
•    to approve the annual accounts as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;
•    to approve the compensation of the members of the Board of Directors and the Executive Management pursuant to articles 8, 27 and 28 of the Articles of Association;
•    to grant discharge to the members of the Board of Directors, the Executive Management and the Nomination and Compensation Committee;
•    to pass resolutions regarding issues that are reserved to the general meeting of shareholders by law or by the Articles of Association or which are presented to it by the Board of Directors;
•    approve separately the proposals by the Board of Directors in relation to the aggregate maximum amount of (i) the compensation of the Board of Directors for the term of office until the next ordinary general meeting of shareholders, and (ii) the compensation of the Executive Management for the next financial year; and
•    hold an advisory non-binding vote on Global Blue’s compensation report.
Under the Articles of Association, a resolution of the general meeting of shareholders passed by at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required for:
•    the introduction, easement or abolition of restrictions of the transferability of registered shares;
•    any creation of shares with preferential rights or with privileged voting rights;
•    any authorized or conditional capital increases;
•    any increase of capital against the Company’s equity, against contributions in kind, or for the purpose of acquiring assets or the granting of special benefits;
•    any limitation or withdrawal of subscription rights;
•    any change of the registered office or corporate name of the Company;
•    any sale of all or substantially all of the assets of the Company;
•    any merger, demerger or similar reorganization of the Company;
•    the liquidation of the Company;
•    change of the maximum number of the members of the Board of Directors;
•    any change to article 15 (Qualified majority for important resolutions) of the Articles of Association; and
•    the other cases listed in article 704 paragraph 1 of the Swiss Code and in the Federal Act on Merger, Demerger, Conversion and Transfer of Assets (Merger Act) dated October 3, 2003 (“Swiss Merger Act”), in the relevant applicable version.
In addition to the items listed above, the Swiss Code further requires a resolution of the general meeting of shareholders passed by at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy for a change of the legal purpose of the Company.
Pursuant to the Swiss Merger Act, an affirmative vote of at least 90% of the outstanding shares is required to approve: (i) a squeeze-out merger, in which minority shareholders of the company being acquired are compensated in a form other than through shares of the acquiring company (e.g., through cash or securities of a parent company of the acquiring company or of another company); or (ii) an asymmetrical demerger.
Under the Swiss Code, the Board of Directors has no authority to waive quorum requirements stipulated in the Articles of Association.
Inspection of Books and Records
Under the Swiss Code, a shareholder registered in the share register of the Company has a right to inspect the share register with regard to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect the share register. The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by a resolution of the board of directors (or if unlawfully denied, by court order) and subject to the safeguarding of the company’s business secrets. At a general meeting of shareholders, any shareholder registered in the Company’s share register is entitled to request information from the Board of Directors concerning the affairs of the company. Shareholders registered in the Company’s share register may also ask the auditor questions regarding its audit of the company. The Board of Directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or material interests of the Company.
Special Investigation
If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, the Company or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the court at the Company’s registered office to appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10% of the share capital or holders of shares in an aggregate nominal value of at least CHF 2 million may request, within three months after the general meeting of the shareholders, the court to appoint a special commissioner. The court will issue such order if the petitioners can demonstrate that the Board of Directors, any member of the Board of Directors or an officer of the Company infringed the law or the Articles of Association and thereby damaged the company or the shareholders. If admitted, the costs of the investigation would generally be allocated to the Company and only in exceptional cases to the petitioners.
Arbitration
According to the Articles of Association, corporate litigation will be resolved by an arbitration court, consisting of three arbitrators, with its seat in Zurich, Switzerland. The arbitration proceedings will be resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce in force on the date on which the request for arbitration is submitted in accordance with these rules. Pursuant to the Articles of Association, the arbitration clause is binding on all shareholders of the Company, the Company itself and the corporate bodies of the Company. While arbitration clauses in Articles of Association are considered to be valid under Swiss law, it is not settled under Swiss law whether they are also valid in the context of listed companies, which uncertainty could create some delay for shareholders seeking to bring claims against Global Blue or its directors or officers. Costs in arbitration proceedings can be significantly higher than in proceedings before ordinary Swiss courts. Shareholders initiating arbitration proceedings under the arbitration provision contained in the Articles of Association will be required to make advance payments to the arbitration court in order to cover the arbitration court’s expenses and these amounts can be materially higher than in a proceeding in an ordinary Swiss court. Similarly, a shareholder will or may be required to make advance payments to cover the counsel cost of the opposing party in the event it does not prevail or only partly prevails and such reimbursement cost can be significantly higher than in proceedings in ordinary Swiss courts. Also the ability to obtain evidence and enforce evidence production obligations in an arbitration proceeding can be significantly less effective than in an ordinary Swiss court proceeding. Further, the enforcement of an arbitration award outside of Switzerland may be more difficult and subject to more burdensome requirements than the verdict of a Swiss court. In addition, while such arbitration requirements for corporate litigation would not preclude a shareholder from bringing a claim against Global Blue or its directors or officers in U.S. courts under the civil liability provisions of the U.S. federal securities laws, as noted above, shareholders may be unable to enforce a judgment predicated upon such civil liability provisions in Swiss courts.

Notices
The publication instrument of the Company is the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt). The Board of Directors may designate further means of publication.
Takeover Regulation and Mandatory Bids
Swiss law provides for certain rules and protections of shareholders of domestic listed companies. Due to the Company’s proposed cross-border structure, however, several of these rules do not apply to the Company as if it were a Swiss company listed in Switzerland. In particular, the Swiss rules under the Swiss Financial Market Infrastructure Act on disclosure of shareholdings, and the tender offer rules under the Swiss Financial Market Infrastructure Act, including mandatory tender offer requirements and regulations regarding voluntary tender offers, which are typically available in relation to Swiss listed companies, do not apply to the Company since it will not be listed in Switzerland.
Squeeze-Out
Under Swiss law, the Swiss Merger Act provides a means for squeezing out minority shareholders in the context of a merger. Article 8 section 2 of the Swiss Merger Act stipulates that merging companies can provide in the merger agreement that only cash or other compensation will be paid. Such compensation needs to be adequate and requires an affirmative vote of at least 90% of the outstanding shares.
No squeeze-out mechanism pursuant to the Swiss Financial Market Infrastructure Act is available to an acquirer of the Company following a tender offer.
Duration and Liquidation
The Articles of Association do not limit its duration. Under Swiss law, the Company may be dissolved at any time by a resolution adopted at a general meeting of shareholders, which must be passed by the affirmative vote of holders of at least two-thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy at the general meeting of shareholders. Dissolution and liquidation by court order is possible if (1) the Company becomes bankrupt or (2) shareholders holding at least 10% of the Company’s share capital so request for valid reasons. Under Swiss law, any surplus arising out of liquidation (after the settlement of all claims of all creditors) is distributed in proportion to the nominal value of ordinary shares held, but this surplus is subject to Swiss withholding tax at rate of currently 35%. The Series A Preferred Shares carry a liquidation preference.
Global Blue Warrants
The Global Blue Warrants represent the right to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as described below. The Global Blue Warrants will expire on August 28, 2025 at 5:00 p.m. New York City time, or upon an earlier redemption. The Global Blue Warrants are governed by the warrant agreement, dated June 11, 2018, between FPAC and the warrant agent named therein, as modified by a warrant assumption agreement, dated August 28, 2020, by and among FPAC, the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). You should review a copy of the Warrant Agreement, as amended.

Public Warrants
The following description applies to warrants (“Public Warrants”) included in units sold in the initial public offering of units of FPAC, consummated on June 14, 2018 (the “FPAC IPO”), that became Global Blue Warrants as a result of the Business Combination.
The Warrant Agreement requires Global Blue, to use its best efforts to maintain the effectiveness of a registration statement for the registration, under the Securities Act, of the Company’s ordinary shares issuable upon exercise of the Global Blue Warrants until the expiration of the Global Blue Warrants in accordance with the provisions of the Warrant Agreement. Holders of Global Blue Warrants may, during any period when the Company has failed to maintain an effective registration statement, exercise Global Blue Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act. In such event, each holder would pay the exercise price by surrendering the Global Blue Warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the Global Blue Warrants held by the holder, multiplied by the excess of the “fair market value” (defined below) over the exercise price of such Global Blue Warrants by (y) the fair market value. The “fair market value” for this purpose will mean the volume weighted average price of ordinary shares as reported during the 10 trading day period ending on the trading day prior to the date notice of exercise is received.
The Company will not be obligated to deliver any ordinary shares pursuant to the exercise of a Global Blue Warrant and will have no obligation to settle such Global Blue Warrant exercise unless a registration statement under the Securities Act with respect to the Company’s ordinary shares underlying the Global Blue Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No Global Blue Warrant will be exercisable and the Company will not be obligated to issue ordinary shares as a result of the exercise of a Global Blue Warrant unless our ordinary shares issuable upon such Global Blue Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the such Global Blue Warrants.
Notwithstanding the above, if ordinary shares are at the time of any exercise of a Global Blue Warrant not listed on a U.S. national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Global Blue Warrants who exercise such Global Blue Warrants to do so on a “cashless basis” and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The exercise price and number of ordinary shares issuable on exercise of the Global Blue Warrants will be adjusted in certain circumstances and subject to certain exceptions described in the Warrant Agreement, including in the event of a share dividend, extraordinary dividend or the Company’s recapitalization, reorganization, merger or consolidation.
No fractional shares will be issued upon exercise of the Global Blue Warrants. If, upon exercise of the Global Blue Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of ordinary shares to be issued to the holder.
Once the Global Blue Warrants become exercisable, the Company may call such Global Blue Warrants for redemption if, and only if, the reported last sale price of our ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption to the holders of Global Blue Warrants. In addition, the Company may only call such Global Blue Warrants for redemption:
•    in whole and not in part;
•    at a price of $0.01 per warrant;
•    upon not less than 30 days’ prior written notice of redemption to each warrantholder.
If and when the Global Blue Warrants become redeemable, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the Global Blue Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
If the Company calls the Global Blue Warrants for redemption as described above, it will have the option to require any holder that wishes to exercise its Global Blue Warrant prior to such redemption to do so on a “cashless basis.” If the Company takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of ordinary shares to be received upon exercise of the Global Blue Warrants, including the “fair market value” in such case.
A holder of a Global Blue Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Global Blue Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of our ordinary shares outstanding immediately after giving effect to such exercise.
The Warrant Agreement provides that the terms of the Global Blue Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Global Blue Warrants in respect of Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Global Blue Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a “cashless basis,” if applicable), by certified or official bank check payable to the Company, for the number of the Global Blue Warrants being exercised. The warrantholders do not have the rights or privileges of holders of ordinary shares or any voting rights until they exercise their Global Blue Warrants and receive ordinary shares.
Private Placement Warrants
The following description applies to the warrants sold to Far Point LLC, a Delaware limited liability company, an initial stockholder of FPAC and the primary holder of FPAC Class B Common Stock before the Business Combination (the “Founder”) in a private placement in connection with the FPAC IPO (the “Private Placement Warrants”) that became Global Blue Warrants as a result of the Business Combination.
In connection with the closing of the Business Combination, Founder transferred the Global Blue Private Placement Warrants to Globetrotter, Cayman Holdings and Estera Trust (Jersey) Limited. For so long as the Global Blue Private Placement Warrants are held by Globetrotter, Cayman Holdings and Estera Trust (Jersey) Limited or their permitted transferees, (i) such Global Blue Warrants will not be redeemable and (ii) such Global Blue Warrants may be exercised on a “cashless basis.” Otherwise, the Global Blue Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants that became Global Blue Warrants described above, including as to exercise price, exercisability and exercise period, and adjustment. The transferability of such Global Blue Warrants (and any ordinary shares issuable upon exercise thereof) are further regulated under the Shareholders Agreement.

MAJOR SHAREHOLDERS
The following table sets forth information regarding the beneficial ownership of ordinary shares at August 24, 2021 by:
•each person known by us to be the beneficial owner of more than 5% of ordinary shares;
•each of our directors and members of Executive Management; and
•all our directors and members of Executive Management as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, and includes shares underlying the Global Blue Warrants and Series A Preferred Shares, as applicable, that are currently exercisable or convertible or exercisable or convertible within 60 days.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to ordinary shares beneficially owned by them.

Beneficial Owners	Number of ordinary shares	Number of Series A Preferred Shares	Percentage of ordinary shares(1)
Directors and Executive Management
Marcel Erni	—	—	—
Thomas W. Farley(2)	3,723,363	—	2.0%
Christian Lucas	—	—	—
Eric Meurice	—	—	—
Joseph Osnoss	—	—	—
Eric Strutz	—	—	—
Angel Ying Zhao	—	—	—
Jorge Casal	*	*	*
Damian Cecchi	*	*	*
Laurent Delmas	*	*	*
Fabio Ferreira	*	*	*
Greg Gelhaus	*	*	*
Jeremy Henderson-Ross	*	*	*
Loïc Jenouvrier	*	*	*
Tomas Mostany	*	*	*
Pier Francesco Nervini	*	*	*
Jacques Stern	*	*	*
Jeremy Taylor	*	*	*
All directors and members of Executive Management as a group (18 persons)	6,617,959	502,198	3.8%
Other 5% Shareholders
Silver Lake(3)	143,867,570(4)	16,909,624(5)	75.2%
Antfin (Hong Kong) Holding Limited(6)	12,500,000	—	6.7%
Third Point LLC(7)	9,913,402	—	5.3%

*    Less than 1%.
(1)    In calculating the percentages, (a) the numerator is calculated by adding the number of ordinary shares held by such beneficial owners, the number of ordinary shares issuable upon the exercise of Global Blue Warrants held by such beneficial owner (if any) and the number of ordinary shares held upon the conversion of all Series A Preferred Shares held by such beneficial owner (if any); and (b) the denominator is calculated by adding the aggregate number of ordinary shares outstanding, the number of ordinary shares issuable upon the exercise of Global Blue Warrants held by such beneficial owner, if any (but not the number of ordinary shares issuable upon the exercise of Global Blue Warrants held by any other beneficial owner), and the number of ordinary shares held upon the conversion of all Series A Preferred Shares held by such beneficial owner, if any (but not the number of ordinary shares held upon the conversion of Series A Preferred Shares held by any other beneficial owner). The conversion ratio of Series A Preferred Shares to ordinary shares is one-to-one, subject to any adjustments pursuant to the Conversion Agreement.
(2)    Reflects ordinary shares held by Thomas W. Farley and by the TWF 2020 Investment Trust, of which Thomas W. Farley is the trustee.
(3)    Reflects securities directly held by Globetrotter and Cayman Holdings. SL Globetrotter GP, Ltd. is the general partner of Globetrotter and Cayman Holdings. The sole shareholder of SL Globetrotter GP, Ltd. is Silver Lake Technology Associates III Cayman, L.P. The general partner of Silver Lake Technology Associates III Cayman, L.P. is Silver Lake (Offshore) AIV GP III, Ltd. Each of the entities identified in this footnote may be deemed to beneficially own the securities held by Globetrotter and Cayman Holdings. The business address of each of the entities listed above is c/o Silver Lake, 2775 Sand Hill Road, Suite 100 Menlo Park, CA 94025.
(4)    The 143,867,570 ordinary shares shown in the table consist of (a) 97,258,598 ordinary shares held by Globetrotter, (b) 6,548,415 Global Blue Warrants held by Globetrotter exercisable for the issuance of 6,548,415 ordinary shares, (c) 37,671,577 ordinary shares held by Cayman Holdings, and (d) 2,701,935 Global Blue Warrants held by Cayman Holdings exercisable for the issuance of 2,701,935 ordinary shares.
(5)    The 16,909,624 ordinary shares shown in the table consist of (a) 11,970,487 Series A Preferred Shares held by Globetrotter and (b) 4,939,137 Series A Preferred Shares held by Cayman Holdings.
(6)    The information in the table regarding Ant’s interests in the Company is based on the Schedule 13D filed by Antfin (Hong Kong) Holding Limited, Hangzhou Yunqiang Enterprise Management Consulting Co., Ltd. (“Hangzhou Yunqiang”) and Ant Group Co., Ltd. (“Ant Group”) on September 8, 2020. The business address for Ant is 26/F., Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong. The business address for Hangzhou Yunqiang and Ant Group is Z Space, No. 556 Xixi Road, Hangzhou, China.
(7)    Third Point LLC holds its interests in the Company through ordinary shares and Global Blue Warrants held by two affiliates, Cloudbreak Aggregator LP and Third Point Ventures LLC. Each of Third Point LLC, Cloudbreak Aggregator LP and Third Point Ventures LLC disclaims beneficial ownership of any such securities except to the extent of their respective pecuniary interest therein. The business address of Cloudbreak Aggregator LP and Third Point Ventures LLC is c/o Third Point LLC, 55 Hudson Yards, New York, NY 10001.

SELLING SECURITYHOLDERS

This prospectus relates, in part, to the offer and sale from time to time by the selling securityholders named in this prospectus, including their donees, pledgees, transferees or their successors, of: (i) 188,253,828 ordinary shares of the Company (which includes up to 27,555,179 ordinary shares issuable upon the exercise of certain outstanding Global Blue Warrants and the conversion privilege attached to the Series A Preferred Shares); (ii) 9,766,667 Global Blue Warrants; and (iii) 17,788,512 Series A Preferred Shares.
The following table sets forth the names of the selling securityholders, the number of ordinary shares, Global Blue Warrants and the conversion privilege attached to the Series A Preferred Shares); beneficially owned by each of them at August 24, 2021, the maximum number of ordinary shares (assuming the conversion of all of the Series A Preferred Shares and the exercise of all of the Global Blue Warrants beneficially owned by such securityholder), Global Blue Warrants and Series A Preferred Shares which may be offered pursuant to this prospectus, and the number and percentage of ordinary shares, Global Blue Warrants and Series A Preferred Shares to be beneficially owned by each selling securityholder assuming all of the ordinary shares which may be offered by such selling securityholder pursuant to this prospectus are sold. The “Percentage of Ordinary Shares Owned after Offering” column is based on 187,534,962 ordinary shares outstanding, including 7,000,000 ordinary shares held in treasury, the “Percentage of Series A Preferred Shares Owned after Offering” column is based on 23,717,979 Series A Preferred Shares outstanding, including 5,929,477 Series A Preferred Shares held in treasury, and the “Percentage of Global Blue Warrants Owned after Offering” column is based on 30,735,950 Global Blue Warrants outstanding, in each case as of August 24, 2021.
We cannot advise you as to whether the selling securityholders will in fact sell any or all of their ordinary shares, Global Blue Warrants or Series A Preferred Shares, as applicable. The selling securityholders may offer all or part of the ordinary shares, Global Blue Warrants and Series A Preferred Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Because the selling securityholders may offer all, some or none of their securities, no definitive estimate as to the number of ordinary shares, Global Blue Warrants or Series A Preferred Shares, as applicable, that will be held by the selling securityholders after an offering can be provided. A selling securityholder may sell or otherwise transfer all, some or none of such securities in any offering. See “Plan of Distribution.” The Company will not receive any of the proceeds from the sale of the ordinary shares, Global Blue Warrants or Series A Preferred Shares sold by the selling securityholders.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Therefore, beneficial ownership of the ordinary shares by each selling securityholder includes ordinary shares underlying the Global Blue Warrants and Series A Preferred Shares, as applicable, held by such selling securrityholder that are currently exercisable or convertible or exercisable or convertible within sixty (60) days.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to ordinary shares beneficially owned by them.
Except as described in the footnotes to the table below, none of the selling securityholders has held any position or office or has had any other material relationship with us or any of our affiliates within the past three years other than as a result of his or her ownership of shares of equity securities. This information is based upon information provided by the selling securityholders. Selling securityholders information for each additional selling securityholders, if any, will be set forth in a prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s ordinary shares, Global Blue Warrants or Series A Preferred Shares, as applicable, pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholders and the number of ordinary shares, Global Blue Warrants or Series A Preferred Shares, as applicable, registered on its behalf.

	Ordinary Shares					Series A Preferred Shares					Global Blue Warrants
Name of Selling Securityholder	Before Offering		Shares to be Sold	After Offering		Before Offering		Shares to be Sold	After Offering		Before Offering		Warrants to be Sold	After Offering
	Number(1)	Percent(2)		Number	Percent	Number	Percent(3)		Number	Percent	Number	Percent(4)		Number	Percent(4)
Silver Lake(5)	160,777,194	75.2%	160,777,194	—	—	16,909,624	71.3%	16,909,624	—	—	9,250,350	30.0%	9,250,350	—	—
Third Point LLC(6)	9,913,402	5.3%	8,580,069	1,333,333	*	—	—	—	—	—	1,333,333	4.3%	—	1,333,333	4.3%
Wells Fargo Special Small Cap Value Fund(7)	4,536,904	2.4%	4,536,904	—	—	—	—	—	—	—	—	—	—	—	—
Thomas W. Farley(8)	3,723,363	2.0%	3,723,363	—	—	—	—	—	—	—	—	—	—	—	—
Alyeska Master Fund, L.P.(9)	2,902,041	1.5%	1,482,466	1,419,575	*	—	—	—	—	—	1,019,575	3.3%	—	1,019,575	3.3%
Estera Trust (Jersey) Limited(10)	1,706,732	*	1,706,732	—	—	104,135	*	104,135	—	—	516,317	1.7%	516,317	—	—
Manulife(11)	1,500,000	*	1,500,000	—	—	—	—	—	—	—	—	—	—	—	—
Jacques Stern(12)	1,241,206	*	1,241,206	—	—	151,468	*	151,468	—	—	—	—	—	—	—
Jorge Casal(13)	852,406	*	852,406	—	—	138,695	*	138,695	—	—	—	—	—	—	—
David Bonanno(14)	517,958	*	517,958	—	—	—	—	—	—	—	—	—	—	—	—
Loïc Jenouvrier(15)	391,883	*	391,883	—	—	63,763	*	63,763	—	—	—	—	—	—	—
Wells Fargo Global Small Cap Fund(16)	225,000	*	225,000	—	—	—	—	—	—	—	—	—	—	—	—
Fabio Ferreira(17)	180,580	*	180,580	—	—	29,382	*	29,832	—	—	—	—	—	—	—
Pier Francesco Nervini(18)	178,304	*	178,304	—	—	29,011	*	29,011	—	—	—	—	—	—	—
Tomas Mostany(19)	174,484	*	174,484	—	—	28,389	*	28,389	—	—	—	—	—	—	—
Nigel Dasler(20)	152,902	*	152,902	—	—	24,878	*	24,878	—	—	—	—	—	—	—
Viktor Kletzer(21)	143,126	*	143,126	—	—	23,288	*	23,288	—	—	—	—	—	—	—
Khalil Achkar(22)	117,238	*	117,238	—	—	19,075	*	19,075	—	—	—	—	—	—	—
Jeremy Taylor(23)	95,736	*	95,736	—	—	15,576	*	15,576	—	—	—	—	—	—	—
Thorsten Lind(24)	93,878	*	93,878	—	—	15,274	*	15,274	—	—	—	—	—	—	—
All Other Selling Securityholders(25)	1,582,399	*	1,582,399	—	—	235,954	*	235,954	—	—	—	—	—	—	—
Total	191,006,736		188,253,828	2,752,908		17,788,512		17,788,512	0		12,119,575		9,766,667	2,352,908

*    Less than 1%.

(1)    The number of ordinary shares listed for each selling securityholder assumes the conversion of all of the Series A Preferred Shares and the exercise of all of the Global Blue Warrants beneficially owned by such securityholder.
(2)    In calculating the percentages, (a) the numerator is calculated by adding the number of ordinary shares held by such beneficial owners, the number of ordinary shares issuable upon the exercise of Global Blue Warrants held by such beneficial owner (if any) and the number of ordinary shares held upon the conversion of all Series A Preferred Shares held by such beneficial owner (if any); and (b) the denominator is calculated by adding the aggregate number of ordinary shares outstanding, the number of ordinary shares issuable upon the exercise of Global Blue Warrants held by such beneficial owner, if any (but not the number of ordinary shares issuable upon the exercise of Global Blue Warrants held by any other beneficial owner), and the number of ordinary shares held upon the conversion of all Series A Preferred Shares held by such beneficial owner, if any (but not the number of ordinary shares held upon the conversion of Series A Preferred Shares held by any other beneficial owner). The conversion ratio of Series A Preferred Shares to ordinary shares is one-to-one, subject to any adjustments pursuant to the Conversion Agreement.
(3)    The percentages are calculated by dividing the number of Series A Preferred Shares held by a selling securityholder by the aggregate number of Series A Preferred Shares outstanding.
(4)    The percentages are calculated by dividing the number of Global Blue Warrants held by a selling securityholder by the aggregate number of Global Blue Warrants outstanding.
(5)    Reflects securities directly held by Globetrotter and Cayman Holdings. SL Globetrotter GP, Ltd. is the general partner of Globetrotter and Cayman Holdings. The sole shareholder of SL Globetrotter GP, Ltd. is Silver Lake Technology Associates III Cayman, L.P. The general partner of Silver Lake Technology Associates III Cayman, L.P. is Silver Lake (Offshore) AIV GP III, Ltd. Each of the entities identified in this footnote may be deemed to beneficially own the securities held by Globetrotter and Cayman Holdings. The business address of each of the entities listed above is c/o Silver Lake, 2775 Sand Hill Road, Suite 100 Menlo Park, CA 94025.
(6)    Third Point LLC holds its interests in the Company through ordinary shares and Global Blue Warrants held by two affiliates, Cloudbreak Aggregator LP and Third Point Ventures LLC. Each of Third Point LLC, Cloudbreak Aggregator LP and Third Point Ventures LLC disclaims beneficial ownership of any such securities except to the extent of their respective pecuniary interest therein. The business address of Cloudbreak Aggregator LP and Third Point Ventures LLC is c/o Third Point LLC, 55 Hudson Yards, New York, NY 10001.
(7)    Represents our ordinary shares acquired by Wells Fargo Special Small Cap Value Fund pursuant to the share purchase and subscription agreement dated March 4, 2021, between the Company and Wells Fargo Special Small Cap Value Fund. The business address for Wells Fargo Special Small Cap Value Fund is 525 Market Street, 12th Floor, San Francisco, CA 94105.
(8)    Thomas W. Farley is the Chairman of the Board of Directors of the Company. The business address of Thomas W. Farley is c/o 38, Zürichstrasse, CH-8306 Brüttisellen, Switzerland.
(9)    Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P., has voting and investment control of the shares held by Alyeska Master Fund, L.P. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago, IL 60601.
(10)     Estera Trust (Jersey) Limited holds securities on behalf of certain employees and members of management in its capacity as the trustee of the Global Blue Equity Plan Employee Trust. The business address of Estera Trust (Jersey) Limited is 13-14 Esplanade, St Helier, JE1 1EE, Jersey, Channel Islands.
(11)    The ordinary shares were acquired by Manulife U.S. Monthly High Income Fund, Manulife U.S. Dividend Income, Manulife Dividend Income Fund, Manulife Dividend Income Private Pool, Manulife Dividend Income Seg Fund, FDP Canadian Dividend Equity Portfolio, and FDP Canadian Equity Portfolio, which are funds managed by Manulife Investment Management Limited (“Manulife”), pursuant to the share subscription agreement dated January 16, 2020 by and amongst Manulife, the Company and FPAC. Manulife is an indirect wholly-owned subsidiary of Manulife Financial Corporation (“MFC” ). Manulife may be deemed to have sole voting and dispositive power over the ordinary shares held by each such fund, and MFC may be deemed to have shared voting and dispositive power over such shares. The business address for each such fund, Manulife and MFC is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5.
(12)    Jacques Stern is the President and Chief Executive Officer of Global Blue and a member of the Board of Directors of the Company.
(13)    Jorge Casal is a member of the Executive Management.
(14)    David Bonanno was formerly the Chief Financial Officer and a director of FPAC, with which and into which Global Blue US Merger Sub Inc., a wholly owned indirect subsidiary of the Company, merged as part of the Business Combination, with FPAC being the surviving corporation in the merger and a wholly owned indirect subsidiary of the Company following the merger. The ordinary shares held by David Bonanno were acquired as a result of the Business Combination. The business address of David Bonanno is 511 6th Ave #7342, New York, NY 10011.
(15)    Loïc Jenouvrier is a member of the Executive Management.
(16)    Represents our ordinary shares acquired by Wells Fargo Global Small Cap Fund pursuant to the share purchase and subscription agreement dated March 4, 2021, between the Company and Wells Fargo Global Small Cap Fund. The business address for Wells Fargo Global Small Cap Value Fund is 525 Market Street, 12th Floor, San Francisco, CA 94105.
(17)    Fabio Ferreira is a member of the Executive Management.
(18)    Pier Francesco Nervini is a member of the Executive Management.
(19)    Tomas Mostany is a member of the Executive Management.
(20)    Nigel Dasler is an employee of Global Blue.
(21)    Viktor Kletzer is an employee of Global Blue.
(22)    Khalil Achkar is an employee of Global Blue.
(23)    Jeremy Taylor is a member of the Executive Management.
(24)    Thorsten Lind is an employee of Global Blue.
(25)    Represents selling securityholders other than those named in the table that in the aggregate beneficially own less than 1% of our ordinary shares.

TAXATION
Switzerland Taxation

The following summary sets forth the material Swiss tax consequences of receiving, owning and disposing of ordinary shares and the exercise of Global Blue Warrants for ordinary shares. The same material taxation rules should apply for the owning of Series A Preferred Shares. As regards all other events, in particular, but not limited to, the acquisition of, the disposal of and the conversion of Series A Preferred Shares into ordinary shares under the Conversion Agreement, investors should consult their own tax advisors about the Swiss tax consequences.

This summary is based upon Swiss tax laws and the practices of the Swiss tax authorities in effect on the date of this prospectus. In addition, this summary is based upon a tax ruling obtained from the Swiss tax authorities on July 15, 2020, which confirmed the tax consequences relating to the Merger; provided, the relevant circumstances remain the same and the Merger is completed within six months from July 15, 2020, and from the Zurich Cantonal Tax Administration on August 26, 2020, which confirmed certain Swiss tax consequences of the Merger. Such law and administrative practice is subject to change at any time, possibly with retroactive effect. The summary does not constitute tax advice and is intended only as a general guide. It is not exhaustive and shareholders should consult their own tax advisors about the Swiss tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the acquisition, ownership and disposal of ordinary shares and Global Blue Warrants.

Material Swiss Tax Consequences Relating to our ordinary shares

Swiss Withholding Tax

Non-taxable and taxable distributions

Dividends and other similar cash or in-kind distributions (including scrip or stock dividends) on ordinary shares made or paid by Global Blue are subject to Swiss federal withholding tax (Verrechnungssteuer), currently at a rate of 35% (applicable to the gross amount of the taxable distribution). The Swiss withholding tax must be withheld by the Company on the gross amount of the dividend or other distribution and be remitted to the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung). Dividends on ordinary shares made or paid by the Company out of capital contribution reserves (Reserven aus Kapitaleinlagen) confirmed by the Swiss tax authorities and distributions on ordinary shares made or paid by the Company based upon a reduction in the nominal value of ordinary shares (Nennwertherabsetzung) are exempt from Swiss withholding tax.

Provided, that the Company is not listed on a Swiss stock exchange, the Company will not be subject to restrictions on the payment of dividends out of capital contribution reserves applicable to Swiss listed companies. It is at the discretion of the Company to decide whether to distribute a dividend out of capital contributions reserves free of Swiss withholding tax and/or out of profit/retained earnings/non-qualifying reserves subject to Swiss withholding tax.

Capital gains realized on the sale of ordinary shares are not subject to Swiss withholding tax (other than in case of a sale to the Company (i) for cancellation, (ii) if the total of repurchased shares exceeds 10% of the Company’s share capital or (iii) if the repurchased ordinary shares are not resold within the applicable time period after the repurchase, if and to the extent the redemption price less the nominal value of the redeemed ordinary shares is not booked against confirmed capital contribution reserves).

Refund of Swiss withholding tax on taxable distributions

Residents of the U.S.: A holder of ordinary shares who is a resident of the U.S. for purposes of the U.S.-Swiss Treaty without a trade or business carried on through a permanent establishment in Switzerland to whom the shares are attributable or who is a qualified U.S. pension fund and who, in each case, is also the beneficial owner of the shares and the dividend or other distribution and who meets the conditions of the U.S.-Swiss Treaty, may, if the holder is a qualified U.S. pension fund, apply for a full refund of the Swiss withholding tax, if the holder is a corporation owning at least 10% of Global Blue voting rights apply for a refund of the Swiss withholding tax withheld in excess of the 5% reduced treaty rate and in all other cases apply, for a refund of the Swiss withholding tax withheld in excess of the 15% treaty rate. The claim for a refund must be filed on Swiss Tax Form 82 (82C for corporations, 82I for individuals, 82E for other entities and 82R for regulated investment companies), which forms, together with the form providing instructions, may be obtained from the Swiss embassy or any Swiss consulate general in the U.S., the Swiss Federal Tax Administration at the address below or may be downloaded from the Swiss Federal tax Administration’s website. Four copies of the form must be duly completed and then signed before a notary public of the U.S. and three of them must then be sent to the Swiss Federal Tax Administration, Eigerstrasse 65, CH-3003 Bern, Switzerland. The form must be accompanied by suitable evidence demonstrating the deduction of the Swiss withholding tax, such as certificates of deduction, bank vouchers or credit slips. The form must be filed no later than December 31 of the third year following the calendar year in which the dividend subject to the withholding tax became payable.

Swiss Securities Turnover Tax

Secondary market dealings in ordinary shares in which neither a Swiss domestic bank nor a Swiss domestic securities dealer (as defined in the Swiss Federal Stamp Duty Act) is a party or an intermediary to the transaction are not subject to Swiss securities turnover tax (Umsatzabgabe). For secondary market dealings in ordinary shares in which a Swiss domestic bank or a Swiss domestic securities dealer is a party or an intermediary to the transaction, Swiss securities turnover tax at a rate of 0.15% of the purchase price of our ordinary shares will be payable if none of the exemptions provided for in the Swiss Federal Stamp Duty Act apply. Subject to applicable statutory exemptions in respect of the parties to a transaction, generally half of the tax is charged to each of the parties.

Swiss Income Tax

Holders resident outside of Switzerland and not engaged in trade or business in Switzerland

A holder of ordinary shares who is not a resident of Switzerland for Swiss tax purposes, and who, during the applicable tax year, has not engaged in a trade or business carried on through a permanent establishment in Switzerland for tax purposes, is not subject to any Swiss federal, cantonal or communal income tax as a result of the receipt of dividends or other distributions on ordinary shares or in respect of any capital gains realized on the sale of ordinary shares. See “—Swiss withholding tax” above for a summary of the Swiss withholding tax treatment of dividends and other distributions and capital gains on ordinary shares. See “—International automatic exchange of information in tax matters” and “—Swiss facilitation of the implementation of the U.S. Foreign Account Tax Compliance Act” below for a summary on the exchange of information in respect of holding ordinary shares or Global Blue Warrants in an account or deposit with a financial institution or paying agent in Switzerland.

Shares held as assets of a Swiss business

For a holder who holds ordinary shares as part of a trade or business conducted in Switzerland, dividends and other distributions, including capital repayments or distributions out of capital contribution reserves, made or paid by the Company on ordinary shares, and capital gains or losses realized on the sale of ordinary shares are included in (or deducted from) taxable income in the relevant taxation period for purposes of Swiss federal, cantonal and communal individual or corporate income tax. This taxation treatment also applies to private individuals who are Swiss residents and qualify as “professional securities dealers” for income tax purposes.

A Swiss corporation or co-operative, or a non-Swiss corporation or a non-Swiss co-operative holding ordinary shares as part of a Swiss permanent establishment, may benefit from relief from Swiss taxation of the dividends or other distributions, including capital repayments or distributions out of capital contribution reserves, by way of a participation deduction (Beteiligungsabzug) if our ordinary shares held at the time of the dividend or other distribution have a market value of at least CHF 1 million.

Swiss Wealth Tax and Capital Tax

Shares held by holders resident outside of Switzerland and not engaged in trade or business in Switzerland

A holder of ordinary shares who is not a resident of Switzerland for Swiss tax purposes, and who, during the applicable tax year, has not engaged in a trade or business carried on through a permanent establishment in Switzerland for tax purposes, is not subject to any cantonal and communal wealth or annual capital tax because of the mere holding of our ordinary shares.

International Automatic Exchange of Information in Tax Matters

Switzerland has concluded a multilateral agreement with the European Union on the international automatic exchange of information (the “AEOI”) in tax matters (the “AEOI Agreement”). This AEOI Agreement entered into force as of January 1, 2017 and applies to all 27 member states as well as Gibraltar. Furthermore, on January 1, 2017, the multilateral competent authority agreement on the automatic exchange of financial account information and, based on such agreement, a number of bilateral AEOI agreements with other jurisdictions entered into force. The Federal Act on the International Automatic Exchange of Information in Tax Matters, which is the primary legal basis for the implementation of the AEOI standard in Switzerland, entered into force on January 1, 2017, as well.

Based on such multilateral agreements and bilateral agreements and the implementing laws of Switzerland, Switzerland collects and exchanges data in respect of financial assets, which may include ordinary shares, held in, and income derived thereon and credited to, accounts or deposits with a paying agent in Switzerland for the benefit of individuals resident in an EU Member State or in a treaty state. Switzerland has signed and is expected to sign further bilateral or multilateral AEOI in tax matter agreements with other countries. Certain of these agreements entered into force on January 1, 2020, or will enter into force at a later date.

A list of such multilateral agreements and bilateral agreements of Switzerland in effect or signed and becoming effective can be found on the website of the State Secretariat for International Finance (SIF) (www.sif.admin.ch/ sif/en/home/themen/internationale-steuerpolitik/automatischer-informationsaustausch.html).

Swiss Facilitation of the Implementation of the U.S. Foreign Account Tax Compliance Act

Switzerland has concluded an intergovernmental agreement with the U.S. to facilitate the implementation of FATCA. The agreement ensures that the accounts held by U.S. persons with Swiss financial institutions are disclosed to the U.S. tax authorities either with the consent of the account holder or by means of group requests within the scope of administrative assistance. Information will not be transferred automatically in the absence of consent, and instead will be exchanged only within the scope of administrative assistance on the basis of the double taxation agreement between the U.S. and Switzerland. On September 20, 2019, the protocol of amendment to the double taxation treaty between Switzerland and the U.S. entered into force allowing U.S. competent authority in accordance with the information reported in aggregated form to request all the information on U.S. accounts without a declaration of consent and on non-consenting non-participating financial institutions.

On October 8, 2014, the Swiss Federal Council approved a mandate for negotiations with the U.S. on changing the current direct notification-based regime to a regime where the relevant information is sent to the Swiss Federal Tax Administration, which in turn provides the information to the U.S. tax authorities.

Material Swiss Tax Consequences Relating to the Global Blue Warrants
Swiss Income Taxes
Holders resident outside of Switzerland and not engaged in trade or business in Switzerland
A holder who is not a resident of Switzerland for Swiss tax purposes, and who, during the applicable tax year, has not engaged in a trade or business carried on through a permanent establishment in Switzerland for tax purposes, will not be subject to any Swiss federal, cantonal or communal income tax as a result of the exercise or sale of the Global Blue Warrants.
Swiss resident individual holders holding Global Blue Warrants as private investments
For a holder who is an individual resident in Switzerland for tax purposes and who holds Global Blue Warrants as a private investment, the sale or the exercise of Global Blue Warrants should be tax neutral for the purposes of Swiss federal, cantonal and communal income tax; provided, that FPAC is not merged into the Company or liquidated within five years after the Business Combination.
Global Blue Warrants held as assets of a Swiss business
Holders who hold Global Blue Warrants as part of a trade or business carried on in Switzerland should recognize taxable gain or loss upon the exercise or the sale of the Global Blue Warrants for the purposes of Swiss federal, cantonal and communal income tax to the extent the fair market value of Global Blue Warrants exceeds or is lower, respectively, than the tax value of Global Blue Warrants. This taxation treatment also applies to Swiss resident private individuals who, for Swiss income tax purposes, qualify as “professional securities dealers” because of, among others, frequent dealing, or leveraging their investments, in securities. In addition, social security contributions may need to be considered.
Holders who hold Global Blue Warrants as part of a trade or business carried on in Switzerland should recognize taxable gain or loss for the purposes of Swiss federal, cantonal and communal income tax to the extent the fair market value of the Global Blue Warrants exceeds or is lower, respectively, than the tax value of the Global Blue Warrants. This taxation treatment also applies to Swiss resident private individuals who, for Swiss income tax purposes, qualify as “professional securities dealers” because of, among others, frequent dealing, or leveraging their investments, in securities.
Swiss securities turnover tax
The sale or the exercise of the Global Blue Warrants is not subject to Swiss securities turnover tax (Umsatzabgabe).
Swiss federal withholding tax
The sale or exercise of the Global Blue Warrants is not subject to Swiss federal withholding tax (Verrechnungssteuer).
Swiss securities issuance tax
Any funds paid to the Company upon exercising the Global Blue Warrants will be subject to share issuance tax of 1% in case the issued shares do not derive from bought back shares.

Swiss wealth tax and capital tax
Global Blue Warrants held by holders resident outside of Switzerland and not engaged in trade or business in Switzerland
A holder of Global Blue Warrants who is not a resident of Switzerland for Swiss tax purposes, and who, during the applicable tax year, has not engaged in a trade or business carried on through a permanent establishment in

Switzerland for tax purposes, is not subject to any cantonal and communal wealth or annual capital tax because of the mere holding of the Global Blue Warrants.
Global Blue Warrants held by holders resident in Switzerland
A Swiss resident individual holder of Global Blue Warrants is required to report Global Blue Warrants as part of private wealth and is subject to cantonal and communal wealth tax.
A holder who holds Global Blue Warrants as part of a trade or business conducted in Switzerland is required to report Global Blue Warrants as part of business wealth or taxable capital and is subject to cantonal and communal wealth or annual capital tax.
Material U.S. Federal Income Tax Considerations to U.S. Holders
The following is a discussion of material U.S. federal income tax considerations to U.S. Holders (as defined in this prospectus) relating to the acquisition, ownership and disposition of the ordinary shares, the Series A Preferred Shares (together with the ordinary shares, the “Global Blue Stock”) and the Global Blue Warrants as of the date hereof. The discussion below only applies to the Global Blue Stock and Global Blue Warrants held as capital assets for U.S. federal income tax purposes and does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, such as:
•    financial institutions or financial services entities;
•    insurance companies;
•    government agencies or instrumentalities thereof;
•    regulated investment companies and real estate investment trusts;
•    expatriates or former residents of the United States;
•    persons that acquired the Global Blue Stock or Global Blue Warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•    dealers or traders subject to a mark-to-market method of tax accounting with respect to the Global Blue Stock or Global Blue Warrants;
•    persons holding the Global Blue Stock or Global Blue Warrants as part of a “straddle,” constructive sale, hedging, integrated transactions or similar transactions;
•    a person whose functional currency is not the U.S. dollar;
•    partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;
•    holders that are controlled foreign corporations or passive foreign investment companies (" PFICs");
•    a person required to accelerate the recognition of any item of gross income with respect to the Global Blue Stock as a result of such income being recognized on an applicable financial statement;
•    a person actually or constructively owning 10% or more of the Global Blue Stock; or
•    tax-exempt entities.

This discussion does not consider the tax treatment of entities that are partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold the Global Blue Stock or Global Blue Warrants through such entities. If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of Global Blue Stock or Global Blue Warrants, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described in this prospectus. This discussion does not take into account potential suggested or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect. Holders are urged to consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.
THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE GLOBAL BLUE STOCK AND THE GLOBAL BLUE WARRANTS. EACH HOLDER OF GLOBAL BLUE STOCK OR GLOBAL BLUE WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.
U.S. Holders
A “U.S. Holder” means a beneficial owner of Global Blue Stock or Global Blue Warrants, who or that is, for U.S. federal income tax purposes:
•    an individual citizen or resident of the United States;
•    a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;
•    an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•    a trust if: (i) a court within the United States can exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) the trust has a valid election in place be treated as a U.S. person.
This summary does not address the U.S. federal income tax considerations with respect to holders other than U.S. Holders.
Passive Foreign Investment Company Rules
Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if we are treated as a PFIC for any taxable year during which the U.S. Holder holds the Global Blue Stock or Global Blue Warrants. A non-U.S. corporation, such as the Company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, it will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.
We do not currently expect the Company to be treated as a PFIC for the current taxable year or for foreseeable future taxable years. This conclusion is a factual determination, however, that must be made annually at the close of each taxable year and, thus, is subject to change. There can be no assurance that the Company will not be treated as a PFIC for any taxable year.

If the Company were to be treated as a PFIC, U.S. Holders holding the Global Blue Stock or Global Blue Warrants could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on a taxable disposition of such Global Blue Stock (or shares of any of the Company’s subsidiaries that are PFICs) or Global Blue Warrants and certain distributions received on such Global Blue Stock (or shares of any of the Company’s subsidiaries that are PFICs). Certain elections (including a mark-to-market election) may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to their investment in the Company.
Taxation of Distributions
A U.S. Holder generally will be required to include in gross income the amount of any cash distribution paid on the Global Blue Stock treated as a dividend. A cash distribution on such Global Blue Stock generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.
Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in such holder’s shares (but not below zero), and any excess will be treated as gain from the sale or exchange of such Global Blue Stock as described below under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of the Global Blue Stock and the Global Blue Warrants.” It is not expected that the Company will determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. Holders should expect that a distribution will generally be treated as a dividend.
Any dividends received by a U.S. Holder (including any withheld taxes) will be includable in such U.S. Holder’s gross income as ordinary income on the day actually or constructively received by such U.S. Holder. Such dividends received by a non-corporate U.S. Holder will not be eligible for the dividends received deduction allowed to corporations under the Code. With respect to non-corporate U.S. Holders, certain dividends received from a “qualified foreign corporation” may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the U.S. Treasury Department determines to be satisfactory for these purposes and that includes an exchange of information provision. A foreign corporation is also treated as a “qualified foreign corporation” with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the ordinary shares, which are intended to be listed on the NYSE, will be readily tradable on an established securities market in the United States, but the Series A Preferred Shares are not intended to be listed on an established securities market in the United States. There can be no assurance, however, that the ordinary shares will be considered readily tradable on an established securities market in later years or that the Company will be eligible for the benefits of such a treaty. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of the Company’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. Holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.
Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from the Company if it is a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year (see “—Passive Foreign Investment Company Rules” above).
The amount of any dividend paid in euros will equal the U.S. dollar value of the euros received calculated by reference to the exchange rate in effect on the date the dividend is received by a U.S. Holder, regardless of whether the euros are converted into U.S. dollars. If the euros received as a dividend are converted into U.S. dollars on the date they are received, the U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the euros received as a dividend are not converted into U.S. dollars on the date of receipt, you will have a basis in the euros equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the euros will be treated as U.S. source ordinary income or loss.
As described more fully in “—Switzerland Taxation—Swiss Withholding Tax—Refund of Swiss withholding tax on taxable distributions—Residents of the U.S.” above, a U.S. Holder who is not a resident in Switzerland and who does not hold the Global Blue Stock as part of a trade or business carried on through a permanent establishment in Switzerland may be entitled to a full or partial refund of Swiss withholding tax deducted on dividends. A U.S. Holder may be required to properly demonstrate to the Company and the Swiss tax authorities its entitlement to the refund under the U.S.-Swiss Treaty. Subject to certain conditions and limitations (including a minimum holding period requirement), Swiss federal withholding taxes (Verrechnungssteuer) on dividends may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the Global Blue Stock will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
Extraordinary Dividends
Dividends that exceed certain thresholds in relation to a U.S. Holder’s tax basis in the Global Blue Stock could be characterized as “extraordinary dividends” under the Code. A corporate U.S. Holder that has held Global Blue Stock for two years or less before the dividend announcement date and that receives an extraordinary dividend will generally be required to reduce its tax basis in such Global Blue Stock with respect to which such dividend was made by the non-taxed portion of such dividend. If the amount of the reduction exceeds the U.S. Holder’s tax basis in such stock, the excess is taxable as capital gain realized on the sale or other taxable disposition of the Global Blue Stock and will be treated as described under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of the Global Blue Stock and the Global Blue Warrants” below. A non-corporate U.S. Holder that receives an extraordinary dividend will generally be required to treat any loss on the sale of the Global Blue Stock as long-term capital loss to the extent of the extraordinary dividends the U.S. Holder receives that qualify for taxation at the special rates discussed above under “—Taxation of Distributions.”
Adjustments to Conversion Rate of the Series A Preferred Shares and the Global Blue Warrants
The terms of each Series A Preferred Share and Global Blue Warrant provide for an adjustment to the number of ordinary shares for which the Series A Preferred Share may be converted or the Global Blue Warrant may be exercised in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Series A Preferred Share or Global Blue Warrant would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the U.S. Holder’s proportionate interest in the Company’s assets or earnings and profits (e.g., through an increase in the number of ordinary shares that would be obtained upon conversion of such Series A Preferred Share or exercise of such Global Blue Warrant) as a result of a distribution of cash to the U.S. Holders of the ordinary shares which is taxable to the U.S. Holders of such shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such Series A Preferred Share or Global Blue Warrant received a cash distribution from the Company equal to the fair market value of such increased interest.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of the Global Blue Stock and the Global Blue Warrants
Subject to the PFIC rules discussed above, upon a sale or other taxable disposition of the Global Blue Stock (other than pursuant to a conversion described below) and the Global Blue Warrants, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Global Blue Stock or Global Blue Warrants.
Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Global Blue Stock or Global Blue Warrants disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Conversion of Series A Preferred Shares
A U.S. Holder generally will not recognize gain or loss upon the conversion of our Series A Preferred Shares into ordinary shares, except that any cash or ordinary shares received in respect of accrued and unpaid dividends that have been declared will be taxable as described above under “—Taxation of Distributions” with any ordinary shares received in respect of such dividends treated as if the U.S. Holder had received cash equal to the fair market value of any such ordinary shares determined as of the date of conversion.
Cash received upon conversion in lieu of a fractional ordinary share generally will be treated as a payment in a taxable exchange of such fractional ordinary shares, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional ordinary share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. Holder held the Series A Preferred Share for more than one year at the time of conversion.
Except as discussed in the last sentence of this paragraph, a U.S. Holder’s adjusted tax basis in ordinary shares received upon conversion of the Series A Preferred Shares (and any fractional shares of ordinary shares treated as received and then exchanged for cash) will equal the adjusted tax basis of the converted Series A Preferred Shares, and the holding period of such ordinary shares will include the holding period of the converted Series A Preferred Shares. A U.S. Holder’s adjusted tax basis in the ordinary shares received may be further reduced under the rules described above under “—Extraordinary Dividends.” Ordinary shares received in payment of accrued but unpaid dividends that have been declared and taxed as a dividend upon receipt, if any, will have an adjusted basis equal to their fair market value on the date of conversion, and a new holding period which will commence on the day after the conversion.
In the event a U.S. Holder’s Series A Preferred Shares are converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. Holders should consult their own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Exercise or Lapse of a Global Blue Warrant
Except as discussed below with respect to a cashless exercise of a Global Blue Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of ordinary shares on the exercise of a Global Blue Warrant for cash. A U.S. holder’s tax basis in the ordinary shares received upon exercise of the Global Blue Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Global Blue Warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for the ordinary shares received upon exercise of the Global Blue Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Global Blue Warrant and will not include the period during which the U.S. Holder held the Global Blue Warrant. For the material U.S. federal tax considerations relating to the ownership and disposition of the ordinary shares, see “—Taxation of Distributions” and “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of the Global Blue Stock and the Global Blue Warrants” above.
The tax consequences of a cashless exercise of a Global Blue Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the ordinary shares received would equal the U.S. Holder’s basis in the Global Blue Warrants exercised therefore. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the ordinary shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Global Blue Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the ordinary shares would include the holding period of the Global Blue Warrants exercised therefore. It is also possible that a cashless exercise of a Global Blue Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Global Blue Warrants treated as surrendered to pay the exercise price of the Global Blue Warrants (the

“surrendered Warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered Warrants in an amount generally equal to the difference between (i) the fair market value of the ordinary shares that would have been received with respect to the surrendered Warrants in a regular exercise of the Global Blue Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered Warrants and the aggregate cash exercise price of such Global Blue Warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the ordinary shares received would equal the U.S. Holder’s tax basis in the Global Blue Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered Warrants. A U.S. Holder’s holding period for the ordinary shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Global Blue Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of Global Blue Warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Global Blue Warrants.
Tax Reporting and Backup Withholding
Individuals and certain domestic entities that are U.S. Holders will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938, subject to certain exceptions. An interest in the Company constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties. U.S. Holders are urged to consult with their tax advisors regarding the foreign financial asset reporting obligations and their application to the Global Blue Stock.
Dividend payments with respect to the Global Blue Stock and proceeds from the sale, exchange, or other disposition of the Global Blue Stock or Global Blue Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

PLAN OF DISTRIBUTION

We are registering the issuance by us of: (i) 30,735,950 ordinary shares that may be issued upon the exercise of the Global Blue Warrants at an exercise price of $11.50 per share (subject to adjustment); and (ii) 17,788,512 ordinary shares that may be issued upon the conversion of Series A Preferred Shares. We are also registering the resale by the selling securityholders named in this prospectus, including their donees, pledgees, transferees or their successors, of: (i) 188,253,828 ordinary shares of the Company (which includes up to 27,555,179 ordinary shares issuable upon the exercise of certain outstanding Global Blue Warrants and the conversion privilege attached to the Series A Preferred Shares); (ii) 9,766,667 Global Blue Warrants; and (iii) 17,788,512 Series A Preferred Shares.
We will not receive any of the proceeds from the sale of the ordinary shares by the selling securityholders, except with respect to amounts received by the Company upon exercise of the Global Blue Warrants to the extent such Global Blue Warrants are exercised for cash. However, the Company will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. The net proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.
The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholders as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling securityholders reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of NYSE;
•through trading plans entered into by a selling securityholders pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•through one or more underwritten offerings on a firm commitment or best efforts basis;
•settlement of short sales entered into after the date of this prospectus;
•agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•through loans or pledges of the shares, including to a broker-dealer or an affiliate thereof;
•by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our ordinary shares;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
In addition, a selling securityholders that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholders that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholders.
With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•the specific securities to be offered and sold;
•the names of the selling securityholders;
•the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•settlement of short sales entered into after the date of this prospectus;
•the names of any participating agents, broker-dealers or underwriters; and
•any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.
The selling securityholders may engage brokers and dealers and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals or as agents of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the shares at a stipulated price per security. If the broker-dealer is unable to sell shares acting as agent for a selling securityholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price, at prices determined at the time of sale or at prices otherwise negotiated. Broker-dealers may use block transactions and sales to and through broker-dealers.
In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The selling securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our ordinary shares and the Global Blue Warrants are listed on the NYSE under the symbol “GB” and “GB.WS,” respectively. The Series A Preferred Shares are not listed on any stock exchange.
The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.
A selling securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholders or borrowed from any selling securityholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any broker-dealer or agent regarding the sale of the securities by the selling securityholders. Upon our notification by a selling securityholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the selling securityholders and any underwriters, broker-dealers or agents who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the selling securityholders, or perform services for us or the selling securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The selling securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the selling securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any agent or broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the selling securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.
Lock-Up Agreements
Certain of our shareholders have entered into lock-up agreements. See “—Certain Relationships and Related Person Transactions—Shareholders Agreement” of Item 7.B. Related party transactions in our Annual Report on Form 20-F, which is incorporated by reference into this prospectus.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
UNDER U.S. SECURITIES LAWS

The Company is incorporated in Switzerland and conducts a majority of its operations through its subsidiary, Global Blue Group AG, outside the United States. All of the Company’s assets are located outside the United States. A majority of the Company’s officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against the Company or against these individuals outside of the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws outside of the United States could render you unable to enforce a judgment against the Company’s assets or the assets of the Company’s directors and officers.
In addition, the Articles of Association provide for arbitration in Zurich, Switzerland for corporate litigation, including, without limitation, legal proceedings between the Company, its directors and its shareholders.

LEGAL MATTERS

The validity of ordinary shares and certain matters related to the assumption of the Global Blue Warrants has been passed on by Niederer Kraft Frey AG, Swiss counsel to Global Blue.
The validity of the Global Blue Warrants has been passed on by Simpson Thacher & Bartlett LLP. An investment vehicle comprised of certain partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns interests representing less than 1% of the capital commitments of certain investment funds affiliated with Silver Lake.

EXPERTS

The financial statements of Global Blue Group Holding AG incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended March 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers SA, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers SA is a member of EXPERTsuisse—Swiss Expert Association for Audit, Tax and Fiduciary.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.
We also maintain an Internet website at www.globalblue.com. We make available, free of charge, through our website the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

209,223,111 ORDINARY SHARES
9,766,667 GLOBAL BLUE WARRANTS
17,788,512 SERIES A PREFERRED SHARES

PROSPECTUS

SEPTEMBER 16, 2021